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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

EARTHLINK HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EARTHLINK HOLDINGS CORP.
1170 Peachtree Street
Suite 900
Atlanta, Georgia 30309
(404) 815-0770

March 19, 2015

Dear Stockholders:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders of EarthLink Holdings Corp., which will be held at 4:00 p.m. (local time) on Tuesday, April 28, 2015, at our offices at 1170 Peachtree Street, Suite 900, Atlanta, Georgia.

        The principal business of the 2015 Annual Meeting of Stockholders will be (1) the election of the eight directors nominated by the Board of Directors as set forth in the Proxy Statement; (2) the approval of a non-binding advisory resolution approving the compensation of our named executive officers; and (3) the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

        As permitted by rules adopted by the Securities and Exchange Commission, we are making our Proxy Statement and 2014 Annual Report available to our stockholders electronically over the Internet. You may read, print and download our Proxy Statement and 2014 Annual Report at www.proxyvote.com. On or about March 19, 2015, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and 2014 Annual Report and vote online or by telephone. The notice also provides instruction on how you can request a paper copy of these documents if you desire.

        If you do not attend the 2015 Annual Meeting of Stockholders, you may vote your shares by mail, by telephone or by Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the 2015 Annual Meeting of Stockholders, we encourage you to vote in the method that suits you best so that your shares will be voted at the 2015 Annual Meeting of Stockholders. If you decide to attend the 2015 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

        Thank you, and we look forward to seeing you at the 2015 Annual Meeting of Stockholders or receiving your proxy vote.

By order of the Board of Directors
Joseph F. Eazor Chief Executive Officer and President

EARTHLINK HOLDINGS CORP.
1170 Peachtree Street
Suite 900
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2015 Annual Meeting of Stockholders of EarthLink Holdings Corp. will be held at 4:00 p.m. (local time) on Tuesday, April 28, 2015, at 1170 Peachtree Street, Suite 900, Atlanta, Georgia. The meeting is called for the following purposes:

  1.
  To elect the eight directors nominated by our Board of Directors as set forth in the Proxy Statement;

  2.
  To approve a non-binding advisory resolution approving the compensation of our named executive officers;

  3.
  To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 4, 2015 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors
Samuel R. DeSimone, Jr. Corporate Secretary

Atlanta, Georgia
March 19, 2015

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

 PROXY STATEMENT SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

2015 Annual Meeting of Stockholders

Time and Date:	4:00 p.m. local time, Tuesday April 28, 2015
Place:	EarthLink's offices at 1170 Peachtree Street, Suite 900, Atlanta, Georgia
Record Date:	March 4, 2015
Voting:	Stockholders as of the record date are entitled to vote.
Attendance:
Only stockholders as of the record date will be entitled to attend the 2015 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting of Stockholders. If you hold your shares of common stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a "legal proxy" from the record holder to attend the 2015 Annual Meeting of Stockholders.

Agenda and Voting Recommendations

Item	Description	Board Recommendation	Page
1	Election of eight directors	FOR each nominee	3
2	Approval of a non-binding advisory resolution approving the compensation of named executive officers	FOR	43
3	Ratification of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2015	FOR	44

v

Board of Director Nominees

        The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast. All of the director nominees for 2015 are current directors. All non-employee directors are independent.

Nominee	Director Since	Principal Occupation	Committees
Susan D. Bowick	2008	Retired Executive Vice President, Hewlett-Packard Company	Leadership and Compensation
Joseph F. Eazor	2014	President and Chief Executive Officer, EarthLink Holdings Corp.
David A. Koretz	2008
		Chief Executive Officer, Plum, Inc., and private investor; former Corporate Vice President, Security Products and General Manager, Counter Security, Juniper Networks, Inc.; former Chief Executive Officer, Mykonos Software, Inc.	Audit and Corporate Governance and Nominating
Kathy S. Lane	2013	Retired executive, TJX Companies, Inc.	Audit and Leadership and Compensation
Garry K. McGuire	2011	Retired CFO and Senior Vice President, Avaya, Inc.	Audit and Leadership and Compensation
R. Gerard Salemme	2013	Chief Strategy Officer and Executive Vice President at Pendrell Corporation	Corporate Governance and Nominating
Julie A. Shimer Ph.D	2013	Private investor; former CEO and President, Welch Allyn, Inc.	Corporate Governance and Nominating and Leadership and Compensation
M. Wayne Wisehart	2008	Retired CFO, aQuantive, Inc. and Western Wireless Corporation	Audit and Corporate Governance and Nominating

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held April 28, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS

General

        This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink Holdings Corp. in connection with the solicitation of proxies for use at the 2015 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, April 28, 2015, at our offices at 1170 Peachtree Street, Suite 900, Atlanta, Georgia, and at any adjournments or postponements thereof. This Proxy Statement and the proxy card are being made available to our stockholders of record on March 4, 2015, the record date. We are making these materials available to you on the Internet or, upon your request, are delivering printed versions of these materials to you by mail. On or about March 19, 2015, we mailed a notice to stockholders containing instructions on how to access the Proxy Statement and 2014 Annual Report and vote.

        THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT!

Voting Instructions and Board of Directors Recommendation

        Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2015 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—You can vote by telephone by calling 1 (800) 690-6903 and following the instructions on the proxy card if you are located in the United States;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  •
  By Mail—You can vote by mail by signing, dating and mailing the enclosed proxy card if you received your proxy materials by mail.

        Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on April 27, 2015.

        Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2015 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted (1) FOR the election of the eight director nominees named in this Proxy Statement; (2) FOR the non-binding advisory resolution approving the compensation of our named executive officers; and (3) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Corporate Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2015 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

        Only holders of record of Common Stock as of the close of business on March 4, 2015 will be entitled to vote at the 2015 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2015 Annual Meeting of Stockholders. As of the close of business on the record date, there were 102,974,447 shares of Common Stock issued and outstanding.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the 2015 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the 2015 Annual Meeting of Stockholders in order to vote.

Attendance at Annual Meeting

        Only stockholders who own EarthLink Common Stock as of the close of business on March 4, 2015 will be entitled to attend the 2015 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the 2015 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a "legal proxy" from the record holder to attend the 2015 Annual Meeting of Stockholders.

Quorum Required

        According to our Amended and Restated Bylaws ("Bylaws"), the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2015 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

        Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on "routine" matters. These rules also provide, however, that when a proposal is not a "routine" matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a "broker non-vote." Your bank, broker or other nominee may not vote your shares with respect to the election of nominees for director or the non-binding advisory proposal regarding the compensation of our named executive officers in the absence of your specific instructions as to how to vote with respect to these matters, because under such rules these matters are not considered "routine" matters. The ratification of the appointment of Ernst & Young LLP is considered a routine matter.

        Under our Certificate of Incorporation, directors are elected by the vote of the majority of the votes cast. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the affirmative vote of a majority of votes cast in an uncontested election. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Our Corporate Governance Guidelines currently contain a policy that requires any incumbent nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who does not receive a majority of affirmative votes for his or her election to tender his or her resignation to the Board of Directors. The Board of Directors then would consider whether to accept this resignation in accordance with the procedures set forth in our Corporate Governance Guidelines. The policy is available for review at the following website, www.earthlink.net. The policy may be reviewed by clicking "About Us," then "Investor Relations," then "Corporate Governance" and then "Corporate Governance Guidelines."

        Approval of the non-binding advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of the majority of the shares present or represented and entitled to vote on the proposal at the 2015 Annual Meeting of Stockholders. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote on this proposal is advisory, it will not be binding on us or the Board of Directors. However, the Leadership and Compensation Committee of the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

        Approval of the ratification of the appointment by the Audit Committee of Ernst & Young LLP for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares present or represented and entitled to vote on the proposal at the 2015 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

        Our Bylaws provide that the Chairman of the Board, in addition to making any other determinations that may be appropriate to the conduct of the meeting, may determine that a matter or business was not properly brought before the 2015 Annual Meeting of Stockholders and if the Chairman of the Board should so determine, any such matter or business not properly brought before the meeting shall not be transacted or considered.

        With respect to any other matters that may come before the 2015 Annual Meeting of Stockholders, including consideration of a motion to adjourn the 2015 Annual Meeting of Stockholders to another time or place (including for the purpose of soliciting additional proxies), if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein in their discretion to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

        Our Certificate of Incorporation provides that we shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at eight and we currently have eight directors.

        The Board of Directors held 11 meetings during the year ended December 31, 2014. During 2014, all incumbent members of the Board of Directors attended at least 75% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served at the time the director was a member of the Board of Directors or the committee.

Nominees Standing for Election

        The Corporate Governance and Nominating Committee has recommended and the Board of Directors has nominated the following individuals for director: Susan D. Bowick, Joseph F. Eazor, David A. Koretz, Kathy S. Lane, Garry K. McGuire, R. Gerard Salemme, Julie A. Shimer Ph.D, and

M. Wayne Wisehart. All of the nominees are current members of our Board of Directors and, with the exception of Mr. Eazor, have been determined to be independent. As our Chief Executive Officer and President, Mr. Eazor is not independent. Our Corporate Governance and Nominating Committee has reviewed each nominee's qualifications and has recommended to our Board of Directors that each nominee be submitted to a vote of our stockholders at the 2015 Annual Meeting of Stockholders, each to serve until the 2016 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If a nominee is unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for another nominee proposed by the Corporate Governance and Nominating Committee and the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2015 Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement.

        Set forth below is certain biographical information furnished to us by the directors standing for election at the 2015 Annual Meeting of Stockholders:

Susan D. Bowick

Age: 66

        Ms. Bowick has served on our Board of Directors since May 2008. Currently, Ms. Bowick also serves on the Board of Directors of Comverse Network Systems, Inc. and is chairperson of this company's Compensation and Leadership Committee. Previously, Ms. Bowick was a member of the Boards of Directors of Comverse Technology, Inc. and Verint Systems Inc. She served as the chairperson of the Leadership and Compensation Committee of both of these companies. Ms. Bowick has served as a consultant to several global technology companies, including IBM, SAP, Nokia and Nokia Siemens Networks. From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as Executive Vice President, Human Resources and Workforce Development and as a member of the management executive committee.

        Ms. Bowick's previous senior leadership positions at Hewlett Packard have given her experience and global expertise which are valuable to our Board of Directors. Her service there and on the Comverse Technology, Inc. and Verint Systems Inc. Boards of Directors has given her significant experience with corporate governance and other matters important to public companies. Her extensive background in executive compensation and human resources issues is essential for our Leadership and Compensation Committee. In addition, her business development experience at Hewlett Packard, which included evaluating potential mergers and acquisitions and leading integration activities, and global operations experience, is of importance to our Board of Directors.

Joseph F. Eazor

Age: 52

        Mr. Eazor has served on our Board of Directors and as our Chief Executive Officer and President since January 2014. Prior to joining the Company, Mr. Eazor worked as a consultant. From August 2011 until February 2013, he was Executive Vice President and COO of Global Sales and Customer Operations at EMC Corporation, a global leader in IT and business transformation. Beginning in 2003 he held executive level positions at Electronic Data Systems Corporation, an information technology equipment and services company, until Hewlett- Packard's acquisition of Electronic Data Systems Corporation in August 2008. Mr. Eazor went on to serve as Senior Vice President and General Manager of HP Enterprise Services at Hewlett-Packard, an information technology corporation, from August 2008 to July 2010. From September 2010 to August 2011 he was a Director at McKinsey & Company, Inc., a management consulting firm. From 1999 to 2002 Mr. Eazor served as President, Chief Executive Officer and Director of Springbow Solutions, Inc., a company that developed and provided portal-based internet solutions to companies.

        As our Chief Executive Officer and President, Mr. Eazor's extensive experience in technology and IT services is valuable to the Board of Directors in directing our future. Mr. Eazor's experience as a senior technology executive at other IT services companies, as well as his prior consulting experience, provides the Board with substantial sales, strategic planning, and operational experience and industry insight as we continue to transform our Company and restructure our operations.

David A. Koretz

Age: 35

        Mr. Koretz has served on our Board of Directors since May 2008. He currently is the Chief Executive Officer of Plum, Inc., a technology company, and a private investor. From February 2012 until April 2014 he held various positions at Juniper Networks, Inc., a networking and security provider, most recently as Corporate Vice President, Security Products and General Manager, Counter Security. Previously, Mr. Koretz was the President and Chief Executive Officer of Mykonos Software, Inc., a web application security software company, from December 2009 until February 2012 when Mykonos Software was acquired by Juniper Networks. From 1999 to December 2009 he was President and Chief Executive Officer of BlueTie Inc., a SaaS provider with more than 1.5 million users. Mr. Koretz is a member of the Board of Directors of BlueBox Security, an enterprise mobile security provider, Adventive, Inc., an online advertising software provider, and of the Rochester Institute of Technology School of Computing.

        Mr. Koretz has gained valuable knowledge of the cyber security, enterprise, software, SaaS, managed services and cloud industries as a result of his substantial work in the technology industry, including with Juniper Networks, Mykonos Software, BlueTie and Adventive, which is important to our Board of Directors in providing insight into the future direction of our business. This knowledge will assist us with our managed IT services business. In addition, his work with privately-held companies has given him an understanding of venture capital, private equity and smaller businesses, providing an entrepreneurial perspective that is important to our Board of Directors.

Kathy S. Lane

Age: 57

        Ms. Lane has served on our Board of Directors since July 2013. Ms. Lane also serves on the Board of Directors of Bob Evans Farms, Inc. and serves on this company's Audit and Nominating and Corporate Governance Committees. She has 30 years of IT experience, including CIO roles in the consumer products, financial services, utilities and retail industries. Most recently she was EVP/CIO of TJX Companies, Inc., a specialty apparel retailer, from October 2008 until her retirement in March 2013. Previously she was Group CIO at National Grid USA and SVP/CIO of Gillette Company and before that she held positions of increasing responsibility in IT at General Electric, Pepsi-Cola International and Procter & Gamble. Ms. Lane has been active in many industry groups, including Oracle's President's Council. From 2002-2013 she was a member of the CIO Strategy Exchange, a forum sponsored by Kleiner Perkins Caulfield Byers and Ostriker von Simson to evaluate emerging, innovative technologies.

        From her multiple CIO roles, Ms. Lane provides the board with a substantial IT background. With this experience she brings to the Board a deep understanding of the IT Services market in general as well as the IT services desired by our customers. Her knowledge is also valuable as we optimize our core IT service platforms and capabilities.

Garry K. McGuire

Age: 68

        Mr. McGuire has served on our Board of Directors since July 2011. From September 2000 until his retirement in December 2006, Mr. McGuire served as Chief Financial Officer and Senior Vice President,

Corporate Development of Avaya, Inc., a provider of unified communications, contact centers, data solutions and related services. From January 2007 until March 2007, Mr. McGuire served as a consultant to Avaya, Inc. Previously, he was President and Chief Executive Officer of Williams Communications Solutions LLC and President of NORTEL Communications Systems, Inc. Mr. McGuire had been a member of the Board of Directors of Telcordia Technologies Inc., a developer of IP, wireline and mobile communications software and services, from December 2006 until January 2012 when Telcordia was acquired by Ericsson AB. He was the Chairman of Telcordia's Board from November 2010 until January 2012.

        Mr. McGuire provides the Board of Directors extensive financial experience gained through his prior service as a Chief Financial Officer of a public company which provides him with the expertise to serve as our Audit Committee Chairperson and one of our Audit Committee financial experts. This experience, as well as his prior service as a Chief Executive Officer, enables Mr. McGuire to provide critical insight to our business strategy as well as to our financial reporting and risk management process.

R. Gerard Salemme

Age: 61

        Mr. Salemme has served on our board since October 2013. Since March 2011, he has served as Chief Strategy Officer and Executive Vice President at Pendrell Corporation, an investment, advisory services and asset management firm. Mr. Salemme also is a member of the Board of Directors of Pendrell Corporation. He also serves as Chairman of the Board of Directors for RECON Dynamics, LLC, a privately held company offering wireless asset management solutions. Since 1997, he has been a partner in Eagle River Holdings, Inc., a private investment firm formed by Craig McCaw. Mr. Salemme has been involved in telecommunications investment, strategy and regulatory policy for McCaw Cellular, and for Eagle River portfolio companies, including XO Communications, Clearwire and Pendrell. In the public sector, Mr. Salemme has served as Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance and as Chief of Staff to Congressman Ed Markey of Massachusetts.

        Mr. Salemme brings to the Board of Directors nearly 30 years of telecommunications experience in both the private and public sectors. His broad range of experience in industry strategic planning and investments as well as in regulatory policy provide the Board of Directors with important skill sets.

Julie A. Shimer

Age: 62

        Dr. Shimer has served on our Board of Directors since July 2013. She is currently a private investor and has 30 years of product development experience, including many years with major communications companies. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions, having served on the board of directors beginning in July 2002. Previously Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems, also serving on the board of directors. She also has served as general manager at 3Com Corporation and Motorola and has been a product development leader at Motorola and AT&T Bell Laboratories. Dr. Shimer also serves as a director of Netgear, Inc., a home and small business network solutions provider, and Halyard Health, Inc., a medical technology company. She also has served as the Chairwoman of Empire State Development Corp., the State of New York's economic development organization.

        Dr. Shimer brings to the Board her extensive background in communications and networking product development. Additionally, her prior experiences both as Chief Executive Officer of two private companies and as a public company director and compensation committee member enable Dr. Shimer bring to the Board valuable managerial skills.

M. Wayne Wisehart

Age: 69

        Mr. Wisehart has served on our Board of Directors since July 2008. Mr. Wisehart is also a member of the Boards of Directors of Marchex, Inc., a mobile technology and advertising company, and Centri Technology, Inc., a wireless service technologies company focusing on advanced data acceleration. He serves as the chairman of the Audit Committee of both companies. Mr. Wisehart also serves on the Advisory Board of Directors of BlackStratus, a SIEM solutions provider. He served as the Consulting Chief Financial Officer of All Star Directories, Inc., an education lead generation company, from February 2010 to November 2010. Mr. Wisehart served as Chief Financial Officer of aQuantive, Inc., a digital marketing services company, from March 2006 until September 2007. aQuantive was acquired by Microsoft in August 2007. Prior to this position, Mr. Wisehart served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and Chief Executive Officer for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000.

        Mr. Wisehart's experience with us and other public companies has provided substantial background on governance and public policy matters which is valuable in his role as Chairperson of our Corporate Governance and Nominating Committee. Additionally, Mr. Wisehart's experience as a Chief Financial Officer and on public company audit committees has given him financial expertise to serve as one of our Audit Committee financial experts. His experience with the financial and corporate development matters of telecommunications and technology companies is also valuable to our Board of Directors. He also has significant experience in risk management from his work as a public company chief financial officer and audit committee member.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Committees of the Board of Directors

        We have the following standing committees of our Board of Directors: Leadership and Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking "About Us," then "Investor Relations" and then "Corporate Governance."

  Leadership and Compensation Committee

        The Leadership and Compensation Committee presently consists of Ms. Bowick (Chairperson), Ms. Lane, Mr. McGuire and Dr. Shimer. The Leadership and Compensation Committee met five times during the year ended December 31, 2014. The Leadership and Compensation Committee establishes and approves cash and long-term incentive compensation for our executive officers and directors. The Leadership and Compensation Committee also administers our equity-based compensation plans. The Board of Directors has determined that the members of our Leadership and Compensation Committee are independent as defined in Rule 5605(d)(2)(A) of the Nasdaq Listing Rules for Nasdaq-listed companies are "non-employee directors" as defined in Securities and Exchange Commission, or SEC, Rule 163-3, and are "outside directors" as defined in Internal Revenue Code Section 162(m).

        The Leadership and Compensation Committee is authorized to retain outside independent compensation consultants to provide information and advice concerning compensation. During 2014, the Leadership and Compensation Committee engaged the outside independent consulting firm of Frederic W. Cook & Co., Inc. ("Frederic Cook") as part of its review of compensation. The nature and scope of Frederic Cook's assignment is described on pages 26 to 27 of this Proxy Statement. In retaining Frederic W. Cook & Co., the Leadership and Compensation Committee considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and based on such consideration determined that the work of Frederic Cook did not raise any conflict of interest.

  Audit Committee

        The Audit Committee presently consists of Mr. McGuire (Chairperson), Mr. Koretz, Ms. Lane, and Mr. Wisehart. The Audit Committee met five times during the year ended December 31, 2014. The Audit Committee is responsible for selecting our independent registered public accounting firm, reviewing the results and scope of audits and other services provided by our independent registered public accounting firm, reviewing the results and scope of audits performed by our internal auditors, and reviewing and evaluating our financial reporting and disclosure processes and internal control functions, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act. In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the Nasdaq Listing Rules and that Mr. McGuire and Mr. Wisehart are each an "audit committee financial expert," within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments during 2014 from us or our subsidiaries other than compensation received as a director of EarthLink.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee presently consists of Mr. Wisehart (Chairperson), Mr. Koretz, Mr. Salemme and Dr. Shimer. The Corporate Governance and Nominating Committee met five times during the year ended December 31, 2014. The Corporate Governance and

Nominating Committee is responsible for overseeing our corporate governance principles, guidelines and practices, overseeing our regulatory compliance and applicable public policy and legislative matters and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules for Nasdaq-listed companies.

Corporate Governance Matters

  Identifying and Evaluating Nominees

        The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees and other sources that the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our Certificate of Incorporation and Bylaws. There were no nominee recommendations from stockholders or any group of stockholders submitted in accordance with our Bylaws in connection with the 2015 Annual Meeting. In addition to the Corporate Governance and Nominating Committee's charter, we have Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee's responsibilities when identifying and evaluating nominees for director. You will find the charter and the guidelines at www.earthlink.net by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

        The Corporate Governance and Nominating Committee considers a number of factors, including an individual's competencies, experience, reputation, integrity, independence and potential for conflicts of interest when identifying director nominees. It also is important to the Corporate Governance and Nominating Committee that the Board of Directors works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual's past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee conducts an annual review of the skills, experience and attributes of the Board of Directors to ensure that there is a proper balance. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. There are not specific weights given to any one factor, but among the items considered are:

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senior leadership experience

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finance/capital markets experience

•

operational expertise

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brand marketing expertise

•

small-medium business experience

•

retail industry experience

•

risk oversight expertise

•

technology expertise

•

sales and marketing experience

•

business development/M&A expertise

•

public company board experience

•

innovation

•

relevant industry expertise

•

government/public policy expertise

•

executive compensation/human resources expertise

•

product development/product management experience

        Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert. There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

        Our Certificate of Incorporation provides that any stockholder recommendation for a nominee for director to be voted upon at the 2016 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary no later than 60 days, and no earlier than 90 days, in advance of the anniversary of the prior year's annual meeting, or April 28, 2015. In addition, the stockholder's notice must include the following information about the director nominee: (i) name, age and address; (ii) employer and principal occupation; (iii) biographical profile; (iv) disclosure regarding our capital stock owned by the nominee; (v) all other information as would be required to be included in a proxy statement for a contested election; (vi) the consent of each nominee to serve as a director if elected; and (vii) the completed Director Agreement described below. The stockholder's notice must also include the following information about the stockholder making the nomination: (i) name and address; (ii) employer and principal occupation; (iii) disclosure regarding our capital stock owned by the stockholder (including disclosure of derivative transactions); (iv) a description of all arrangements between the stockholder and the nominee; (v) representations whether the stockholder intends to appear in person at the annual meeting and solicit proxies in support of the nominee; and (vi) all other information as would be required to be included in a proxy statement for a contested election. The information about the nominating stockholder will also need to be updated as of the record date of the applicable annual meeting. These advance notice requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2015 Annual Meeting of Stockholders, discussed later in this Proxy Statement.

        Our Bylaws include director qualification requirements which require each director and nominee for election as a director to deliver to our Secretary a written questionnaire with respect to the director's or nominee's background and qualifications as well as a representation and agreement (the "Director Agreement"). The Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements to which the director or nominee is subject. The Director Agreement also requires a representation that the director or nominee, if elected, would be in compliance with all of our applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines, and further provides for the immediate resignation of a director if he or she is found by a court of competent jurisdiction to have breached the Director Agreement in any material respect. Each of the nominees for election at the 2015 Annual Meeting of Stockholders identified above has executed a Director Agreement.

  Director Independence

        The Board of Directors considers director independence based both on the meaning of the term "independent director" set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules for Nasdaq-listed companies and on an overall review of transactions and relationships, if any, between the director and us.

        In February 2015, the Board of Directors undertook its annual review of director independence. As part of its annual review, the Board of Directors considers whether there are any transactions and relationships between a director or any member of his or her immediate family and us. The purpose of this review is to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. There currently are no such transactions or relationships to review.

        The Board of Directors has determined that Ms. Bowick, Mr. Koretz, Ms. Lane, Mr. McGuire, Mr. Salemme, Dr. Shimer and Mr. Wisehart are independent. We have one director who is not independent, Mr. Eazor, because he is our Chief Executive Officer and President.

        The independent directors of the Board of Directors meet in executive session at least quarterly.

  Board Leadership Structure

        Dr. Shimer currently serves as our non-executive Chairman of the Board. We believe that having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for the Company and our stockholders at this time. This permits our Chief Executive Officer Mr. Eazor to focus his efforts on serving as our Chief Executive Officer and President while working closely with our independent Chairman of the Board. The Board of Directors may in the future revisit this policy.

        The Board of Directors has three standing committees, Audit, Corporate Governance and Nominating and Leadership and Compensation. Each committee has a separate chairperson and each of the Audit, Corporate Governance and Nominating and Leadership and Compensation Committees are comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least quarterly, and the Chairman of the Board (or the chairperson of an independent committee, if appropriate) presides at these sessions. The Corporate Governance and Nominating Committee annually evaluates whether a rotation of committee chairpersons would be advisable.

  Risk Oversight

        Each of our committees considers risks within its area of responsibility and regularly reports to the Board of Directors.

        Our Audit Committee charter provides that the Audit Committee is responsible for monitoring material financial and operating risks of the Company. On a quarterly basis, management reports to the Audit Committee regarding our various risk areas. On a quarterly basis, the Audit Committee receives a report from the Chief Financial Officer and the Director of Internal Audit regarding risk management in which we identify our significant risk areas and oversight responsibility and evaluate each risk in terms of the likelihood and impact. The risks that are identified as probable to have the highest impact and are the most likely to occur are discussed in detail by the Board of Directors, including a review of the mitigation activities taken by us. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. Additionally, our Insider Trading Policy as approved by our Audit Committee includes policies prohibiting hedging transactions in our common stock and the pledging of our common stock to secure loans.

        The Leadership and Compensation Committee considers succession planning, human resources risks and risks that may result from our executive compensation programs on a regular basis. In this regard, our Leadership and Compensation Committee has approved a Compensation Recoupment Policy and Share Ownership Guidelines for our Board of Directors and executive officers. Also, at the Leadership and Compensation Committee's direction, our management conducts a risk assessment of our sales incentives programs. The Leadership and Compensation Committee believes that overall the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

        Periodically, the Corporate Governance and Nominating Committee, along with the full Board of Directors, considers governance risks. The current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our non-executive Chairman of the Board.

  Stockholder Communications with the Board of Directors

        We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink Holdings Corp., Attention: Chairman of the Board, 1170 Peachtree Street, Suite 900, Atlanta, Georgia 30309. We do not screen correspondence for content but may screen regular incoming mail for security reasons. The Chairman of the Board and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Board is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

  Annual Performance Evaluations

        Our Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to assess and enhance its effectiveness. The Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Board of Directors, Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee each conducted an annual self-evaluation process during 2014. Additionally, our Chairman of the Board held individual discussions with each of our directors regarding their Board service during the year.

  Policy Regarding Attendance at Annual Meetings

        We have a policy encouraging directors to attend annual meetings of stockholders. All of our directors who were nominated for election were present at the 2014 Annual Meeting of Stockholders.

  Codes of Ethics

        We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We also have a Code of Business Conduct and Ethics for directors, officers and employees. Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

Corporate Governance and Nominating Committee Report

        The Corporate Governance and Nominating Committee's overall purposes are to (a) oversee our corporate governance principles, guidelines and practices; (b) oversee our regulatory compliance and applicable public policy and legislative matters; and (c) identify, interview, qualify and recommend to the Board of Directors individuals to stand for election to, or fill any vacant seats on, the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is comprised entirely of independent directors.

        Among the Corporate Governance and Nominating Committee's activities during 2014 and to date in 2015 were the following:

  •
  Recommended to the Board of Directors a change in membership composition and size of each committee.

  •
  Recommended to the Board of Directors the appointment of Julie A. Shimer as our non-executive Chairman of the Board at the conclusion of a search conducted by the Committee.

  •
  Reviewed and discussed on a quarterly basis corporate governance developments.

  •
  Reviewed and discussed on a quarterly basis regulatory and public policy developments.

        In connection with the 2014 Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee reviewed the independence of each director at that time and affirmed that, other than Mr. Eazor, each was independent based on the independence standards outlined in the Nasdaq Listing Rules for Nasdaq-listed companies and other standards considered by the Corporate Governance and Nominating Committee. Additionally, the Corporate Governance and Nominating Committee reviewed the qualifications of the directors nominated and determined that each of the nominees, other than Mr. Eazor, is independent and that all of the nominees qualified for election at the 2015 Annual Meeting of Stockholders.

                Submitted by: Corporate Governance and Nominating Committee
                M. Wayne Wisehart (Chairperson)
                David A. Koretz
                R. Gerard Salemme
                Julie A. Shimer Ph.D

        The Corporate Governance and Nominating Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Director Compensation

        The following table presents information relating to total compensation of our directors for the year ended December 31, 2014. The following table does not present information for Mr. Eazor, our Chief Executive Officer and President, who did not receive additional compensation as a director in 2014 and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan D. Bowick	$120,000	$130,000	—	—	—	—	$250,000
Marce Fuller(3)	—	—	—	—	—	—	—
Rolla P. Huff(4)	44,423	—	—	—	—	—	44,423
David A. Koretz	95,000	130,000	—	—	—	—	225,000
Kathy S. Lane	95,000	130,000	—	—	—	—	225,000
Garry K. McGuire	120,000	130,000	—	—	—	—	250,000
R. Gerard Salemme	95,000	130,000	—	—	—	—	225,000
Julie A. Shimer Ph.D	188,750	130,000	—	—	—	—	318,750
M. Wayne Wisehart	110,000	130,000	—	—	—	—	240,000

(1)
Compensation for stock awards represents the aggregate grant date fair value of the stock award, computed based on the number of stock awards granted and the closing stock price of EarthLink Holdings Corp. Common Stock on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this Proxy Statement. The aggregate number of stock awards outstanding as of December 31, 2014, were as follows: Ms. Bowick, 38,123, Mr. Koretz, 38,123, Ms. Lane, 38,123, Mr. McGuire, 38,123, Mr. Salemme, 38,123, Dr. Shimer, 38,123, and Mr. Wisehart, 38,123.

(2)
Pursuant to the Board of Directors Compensation Plan, on April 30, 2014 we granted restricted stock units valued at $130,000 to each independent director serving on our Board of Directors on that date. The number of restricted stock units granted to each of these directors was 38,123. The number of restricted stock units granted to each director was based on the closing price of EarthLink Common Stock on the grant date. The restricted stock units vest and become exercisable one year from the grant date.

(3)
Ms. Fuller did not stand for reelection at the 2014 Annual Meeting of Stockholders.

(4)
Represents compensation paid to Mr. Huff for serving as our non-executive Chairman of the Board from January 14, 2014 through February 21, 2014.

        During 2014, the annual cash retainer for independent directors was $95,000 for serving on the Board of Directors (or a pro rata amount for an independent director who joined the Board during the year). We paid our non-executive Chairman of the Board an additional annual cash retainer of $75,000. We paid the Chairperson of the Audit Committee and the Chairperson of the Leadership and Compensation Committee an additional annual cash retainer of $25,000 for serving in such capacity. We paid the Chairperson of the Corporate Governance and Nominating Committee an additional annual cash retainer of $15,000 for serving in such capacity. We reimburse directors for the expenses they incur in attending meetings of the Board of Directors or committees thereof.

        Under the Board of Directors Compensation Plan, independent directors receive a grant of restricted stock units once each year covering stock valued at $130,000 at the time of the grant (or a pro rata amount for an independent director who joined the Board during the year). The grants are to be made on the first business day immediately following the annual stockholder meeting. The restricted stock units vest after one year or upon an earlier change in control, and upon vesting the director will receive shares of Common Stock.

        Our Chief Executive Officer and President does not receive additional compensation for serving as a director.

        We pay program fees and associated travel expenses for each director to participate in relevant director education programs.

        The Leadership and Compensation Committee periodically considers our Board of Directors compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Leadership and Compensation Committee also periodically reviews the compensation policies of other public company boards of directors by reviewing market surveys of director compensation data prepared by third party consulting firms, including a survey of technology companies. In February 2014, the Leadership and Compensation Committee determined that our non-executive Chairman of the Board would receive an annual retainer of $75,000. No other changes were made to our Board of Directors compensation policy in 2014.

AUDIT COMMITTEE REPORT

        Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

General

        The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) our accounting and financial reporting processes; (b) the integrity of our financial reports provided by us to any governmental body or the public; (c) our systems of internal auditing and controls; (d) our finance, auditing, accounting, legal and financial reporting compliance as established by us; and (e) maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor. The Audit Committee operates under a written charter. The charter is available on our website as described earlier in this Proxy Statement. The Audit Committee also determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor our financial reporting process and internal control systems;

  •
  Review and appraise the audit efforts of our independent registered public accounting firm and internal auditors; and

  •
  Provide open channels of communication among our independent registered public accounting firm, financial and senior management, the internal auditors and the Board of Directors.

Composition and Qualifications of Audit Committee

        The Audit Committee presently consists of Mr. McGuire (Chairperson), Mr. Koretz, Ms. Lane, and Mr. Wisehart. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Messrs. McGuire and Wisehart are audit committee financial experts, as defined by SEC regulations. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the Nasdaq Listing Rules for Nasdaq-listed companies.

Election and Meetings

        The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee serves at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Board of Directors, the Board of Directors designates one member of the Audit Committee to be its Chairperson.

        The Audit Committee meets at least quarterly. The Audit Committee met five times during 2014. The Audit Committee meets quarterly with representatives from our management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380).

Responsibilities and Duties

        To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2014:

  Documents/Reports Review

          1.     Reviewed and discussed our annual financial statements, management's report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

          2.     Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

          3.     Prepared the Audit Committee Report included in our annual proxy statement.

  Independent Registered Public Accounting Firm

          4.     Recommended to the Board of Directors the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These discussions included the scope of the independent registered public accounting firm's responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP that firm's independence with respect to us.

          5.     Approved all fees and other compensation paid to Ernst & Young LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

          6.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

  Financial Reporting Process

          7.     Reviewed the integrity of our financial reporting process, both internal and external, in consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel.

          8.     Considered any significant judgments made in management's preparation of our financial statements and management's view of each as to the appropriateness of such judgments.

          9.     Considered the independent registered public accounting firm's judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

          10.   Reviewed the description of critical accounting policies in our Annual Report on Form 10-K.

  Internal Controls; Legal Compliance/Risk Management; General

          11.   Discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of our internal controls and internal audit functions, organization, responsibilities, budget and staffing.

          12.   Reviewed, with our internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

          13.   Oversaw the receipt of internal complaints with respect to ethical and accounting matters.

          14.   Reviewed and discussed with management our major financial and operating risks and exposures, and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

          15.   Reviewed and discussed with management information technology matters, including cyber security and customer privacy-related risks and controls.

  Section 404 of the Sarbanes-Oxley Act of 2002

          16.   Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2014, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, the Audit Committee received periodic updates provided by management, the internal auditors, and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

        Based on the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management's report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2014.

                Submitted by: Audit Committee
                Garry K. McGuire (Chairperson)
                Kathy S. Lane
                David A. Koretz
                M. Wayne Wisehart

        The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

 EXECUTIVE OFFICERS

        Our executive officers serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers presently include: Joseph F. Eazor, Louis M. Alterman, Valerie C. Benjamin, Samuel R. DeSimone, Jr., John T. Dobbins, Bradley A. Ferguson, Brian P. Fink, Michael P. Flannery, Richard C. Froehlich, Alexandra Gobbi, Stacie S. Hagan, and Michael D. Toplisek. The following sets forth biographical information for our executive officers who are not directors. Biographical information for Joseph F. Eazor, who is also a director, is provided in the section entitled "Proposal 1—Election of Directors—Directors Standing for Election" of this Proxy Statement.

Louis M. Alterman—Executive Vice President, Strategy, Operations and Transformation

Age: 37

        Mr. Alterman has served as our Executive Vice President, Strategy, Operations and Transformation since September 2014. From August 2012 to September 2014, Mr. Alterman served as our Senior Vice President, Finance and Treasurer. From August 2008 to August 2012, Mr. Alterman served as our Vice President, Finance and Investor Relations. From May 2003 to August 2008, Mr. Alterman served in a number of roles across Finance, M&A and Internal Audit. Prior to joining EarthLink, Mr. Alterman held positions at BellSouth Corporation and A.G. Edwards and Sons, Inc.

Valerie C. Benjamin—Senior Vice President, Human Resources

Age: 46

        Ms. Benjamin has served as our Senior Vice President, Human Resources since April 2014. Ms. Benjamin previously served as our Vice President, Human Resources from 2012 to April 2014. From 2009 to 2012 she led Corporate HR and Change Management at Constellation Brands, Inc., a premium wine company. Prior to this she led the Talent Management Group at The Continuous Learning Group, Inc., a performance improvement consulting firm, from 2007 to 2009. From 1995 to 2007, she worked at Accenture, a management consulting and technology services company, in a variety of consulting and human resources roles, including as the Global Director, Leadership, Culture and Values.

Samuel R. DeSimone, Jr.—Executive Vice President, General Counsel and Secretary

Age: 55

        Mr. DeSimone has served as our Executive Vice President, General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring Enterprises Inc. since November 1998 prior to its merger with EarthLink Network, Inc. in February 2000. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

John T. Dobbins—Executive Vice President, Network Operations

Age: 39

        Mr. Dobbins has served as our Executive Vice President, Network Operations since April 2014. Mr. Dobbins previously served as our Senior Vice President, Network and Access Management beginning in October 2013. Prior to joining the Company, Mr. Dobbins served as Vice President of Network and Access Optimization for XO Communications, a communications service provider, from 2011 to 2013. From 2006 to 2011, Mr. Dobbins served in a variety of sales, product management and access management roles at Global Crossing Telecommunications, a telecommunications company, prior to the sale of the company to Level 3 Communications.

Bradley A. Ferguson—Executive Vice President, Chief Financial Officer

Age: 44

        Mr. Ferguson has served as our Executive Vice President, Chief Financial Officer since August 2009. He also serves as our Principal Accounting Officer. From September 2005 to August 2009, Mr. Ferguson served as our Vice President, Controller. From September 2002 to September 2005, Mr. Ferguson served as our Vice President—Commercial Finance. Mr. Ferguson has been an officer of our Company since the merger of EarthLink Network, Inc. and MindSpring Enterprises, Inc. in February 2000 and was an officer of MindSpring Enterprises, Inc. prior to that time. Prior to joining MindSpring, Mr. Ferguson was a member of the audit practice at Arthur Andersen LLP.

Brian P. Fink—Executive Vice President, Technology and Chief Information Officer

Age: 52

        Mr. Fink has served as our Executive Vice President, Technology and Chief Information Officer since January 2012. Previously he was our Executive Vice President, Managed Services and our Senior Vice President, Strategic Planning and Program Delivery. From May 2009 to January 2011, Mr. Fink served as the Managing Partner of IntegraTouch, LLC, a company he founded which operates as a development, operations and integration solutions company; from December 2002 to May 2007, he served IntegraTouch, LLC as Chief Executive Officer, Managing Partner and member of the Board of Directors. From May 2007 to May 2009 Mr. Fink served as Executive Vice President and Chief Information Officer of One Communications, a regional telecommunications provider. From 1994 to 2002, Mr. Fink served in officer positions, including Senior Vice President of Product and Systems, with Global Crossing / Frontier Communications, an IP solutions provider. Prior to 1994, Mr. Fink held the Chief Information Officer position for a regional telecommunications company, Schneider Communications, and development and strategic planning roles for AT&T Bell Labs. Mr. Fink continues to serve as a member of the Board of Directors at IntegraTouch, LLC. Previously, he served as a member of the Board of Directors of Worldgate Communications, Inc.

Michael P. Flannery—Senior Vice President, Small Business

Age: 46

        Mr. Flannery has served as our Senior Vice President, Small Business since September 2014. Mr. Flannery previously served as our Senior Vice President, Revenue Operations beginning in June 2013. Prior to joining the Company, Mr. Flannery served as Vice President of Large Enterprise & Wholesale Business Operations for Level 3 Communications from 2011 to 2013. From 2000 through 2011, he held a number of officer positions at Global Crossing Telecommunications including Vice President Commercial Finance & Strategic Planning, Vice President Corporate Finance, and Chief of Staff for the Enterprise business unit. Prior to joining Global Crossing Mr. Flannery served in a variety of finance, sales, and consulting positions at Xerox Corporation.

Richard C. Froehlich—Executive Vice President, Products and Consumer

Age: 51

        Mr. Froehlich has served as our Executive Vice President, Products and Consumer since he joined the Company in April 2014. Previously, Mr. Froehlich served as Vice President—Operating Partner in the mobile and wireless division of McWane Technology since January 2014. Mr. Froehlich also previously worked for EMC Corporation, where he served as the Senior Vice President/General Manager of Global

OEM products and sales from June 2012 to June 2013. Mr. Froehlich held a variety of product, P&L and sales roles at Oracle Communications, from February 2011 to June 2012 and Dell, Inc., from 2000 to 2010. Prior to joining Dell, Mr. Froehlich was a principal with management consulting firm A.T. Kearney.

Alexandra Gobbi—Senior Vice President, Corporate Marketing and Communications

Age: 46

        Ms. Gobbi has served as our Senior Vice President, Corporate Marketing and Communications since she joined the Company in April 2014. Prior to joining the Company, Ms. Gobbi served in Vice President marketing roles at PRGX Global, Inc., a recovery audit and information services firm, since 2010. From 2005 to 2009, Ms. Gobbi served as the Director, Global Market Intelligence at Hewlett-Packard Company. Prior to joining Hewlett-Packard, Ms. Gobbi held marketing and consulting positions at A.T. Kearney and BBDO Advertising.

Stacie S. Hagan—Executive Vice President, Customer Operations

Age: 48

        Ms. Hagan has served as our Executive Vice President, Customer Operations since April 2014. Previously she had served as our Executive Vice President, Customer Service Delivery and Care, as our Executive Vice President, Customer Operations and Corporate Processes and as our Executive Vice President, People and Corporate Processes. Prior to that she served as our Executive Vice President, Chief People Officer since March 2007. Ms. Hagan joined the Company in September 2002. Prior to joining us, Ms. Hagan served as President/Principal at SynerChange International, Inc. from 1993 until 2002.

Michael D. Toplisek—Executive Vice President, Managed Services

Age: 45

        Mr. Toplisek has served as our Executive Vice President, Managed Services since September 2014. Previously he was our Executive Vice President, Chief Revenue Officer, our Executive Vice President, Sales and Marketing, our Executive Vice President, Products and Marketing and our Executive Vice President, IT Services. From February 2011 until May 2012, Mr. Toplisek served as Chief Marketing Officer of XO Communications, a communications service provider. Prior to this he served as President of Concentric Cloud Solutions, LLC, an XO Communications company and a communications service provider, from February 2009 until February 2011. From December 2006 until January 2009, Mr. Toplisek served as Senior Vice President, Global Enterprise and Collaboration at Global Crossing Limited, a telecommunications company, and served in other leadership positions at Global Crossing from January 1997 until December 2006. Prior to joining Global Crossing, Mr. Toplisek held positions at Frontier Communications and MCI Telecommunications.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2014.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by (i) those persons known by management to own beneficially more than 5% of our issued and outstanding Common Stock, (ii) our directors, (iii) the executive officers identified as "Named Executive Officers" in the Summary Compensation Table on page 35 of this Proxy Statement, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2015. According to SEC rules, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Susan D. Bowick	79,460		*
John T. Dobbins	18,061		*
Joseph F. Eazor	203,777	(4)	*
Bradley A. Ferguson	396,755	(5)	*
Brian P. Fink	195,057	(6)	*
Rolla P. Huff	—	(7)	*
David A. Koretz	80,027		*
Kathy S. Lane	17,007		*
Garry K. McGuire	50,040		*
R. Gerard Salemme	14,555		*
Julie A. Shimer Ph.D	17,007		*
Michael D. Toplisek	169,710	(8)	*
M. Wayne Wisehart	77,041		*
The Vanguard Group	8,661,070	(9)	8.4%
BlackRock, Inc	8,004,626	(10)	7.8%
Dimensional Fund Advisors LP	7,752,176	(11)	7.5%
Artisan Partners Holdings LP	5,670,221	(12)	5.5%
All directors and executive officers as a group (19 persons)	2,109,839	(13)	2.0%

*
Represents beneficial ownership of less than 1.0% of our Common Stock.

(1)
Except as otherwise indicated by footnote below or in any applicable Schedule 13D, Schedule 13G or Form 13F, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

(3)
Calculated based on 102,971,886 shares of Common Stock outstanding as of February 28, 2015.

(4)
Includes options to purchase 75,000 shares of Common Stock.

(5)
Includes options to purchase 201,064 shares of Common Stock.

(6)
Includes options to purchase 144,227 shares of Common Stock.

(7)
Mr. Huff previously served as our Chief Executive Officer and President.

(8)
Includes options to purchase 151,791 shares of Common Stock.

(9)
Represents beneficial ownership as of December 31, 2014, according to the Schedule 13G filed by The Vanguard Group on February 11, 2015. Vanguard Group has sole voting power over 146,564 of these shares, sole dispositive power over 8,520,106 of these shares and shared dispositive power over 140,964 of these shares. The address for The Vanguard Group is 10 Vanguard Blvd., Malvern, PA 19355.

(10)
Represents beneficial ownership as of December 31, 2014, according to the Schedule 13G filed by BlackRock, Inc. on January 26, 2015. BlackRock, Inc. has sole voting power over 7,514,088 of these shares and sole dispositive power over 8,004,626 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(11)
Represents beneficial ownership as of December 31, 2014, according to the Schedule 13G filed by Dimensional Fund Advisors LP on February 5, 2015. Dimensional Fund Advisors LP has sole voting power over 7,482,518 of these shares and sole dispositive power over 7,752,176 of these shares. The address for the Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(12)
Represents beneficial ownership as of December 31, 2014, according to the Schedule 13G filed by Artisan Partners Holdings LP ("Artisan Holdings") on January 30, 2015. Artisan Holdings, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler (collectively, the "Artisan Entities") are each deemed to beneficially own 5,670,221 shares of Common Stock and each have shared voting power over 5,512,922 shares and shared dispositive power over 5,670,221 shares. The address for the Artisan Entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(13)
Includes options to purchase an aggregate of 1,034,602 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Guiding Philosophy

        Our primary executive compensation goals have been to:

  •
  offer competitive compensation to attract and retain talented executives;

  •
  link annual cash incentives to achievement of performance objectives that tie directly to our strategic and operational goals; and

  •
  align executives' interests with long-term stockholder value creation.

        To achieve these goals, we have historically used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual incentives (or STI), long-term compensation incentives (or LTI), and health and welfare and other benefits. Using this Total Rewards approach allows us to create leverage from a combination of incentives which in the aggregate will drive behaviors that build stockholder value.

        This "Compensation Discussion and Analysis" describes the executive compensation programs we implemented in 2014 in order to advance our evolving business strategy.

  2014 Business Transformation and Compensation Overview

        Under the leadership of our new Chief Executive Officer who joined us in January 2014, we have been transforming our Company. During 2014, we made significant progress in laying the foundation for improved operating results. We adopted a new business strategy to be a leading managed network, security and cloud services provider for multi-location retail and service businesses. We also began focusing on increasing the efficiency of our operations and capital investments and increasing our ability to generate cash. We also have a number of new initiatives we will be pursuing in 2015.

        Our 2014 financial results reflected our initial success in these objectives. We generated $213.0 million in Adjusted EBITDA for 2014 and $110.2 million of Unlevered Free Cash Flow, and we returned to stockholders approximately $18.2 million through dividends and share repurchases. While our revenue continued to decline in 2014, we are generating increasing revenues from the growth products which are the focus of our new business strategy. As a result of this focus on cash generation we were able to increase our 2014 Adjusted EBITDA financial guidance in each fiscal quarter in 2014.*

        Consistent with this change in business strategy, in 2014 our Leadership and Compensation Committee (the "Committee") adopted a compensation strategy that would help drive cash generation and operating efficiency while continuing to incentivize new revenue generation and customer churn management. The performance objectives in our 2014 short-term incentive plan were tied 50% to revenue, 25% to Adjusted EBITDA and 25% to "free cash flow".* The plan also included an individual performance factor. In order to emphasize the importance of these performance measures to achieving our overall corporate strategy, our 2014 long-term incentive program included performance-based restricted stock units ("RSUs") with the same performance objectives as our short-term incentive plan. This emphasis on annual operating performance combined with equity award vesting requirements and executive stock ownership requirements links executives to long-term stockholder value creation.

*
("Adjusted EBITDA" refers to net income (loss) before interest expense and other, net, income tax benefit, depreciation and amortization, stock-based compensation expense, impairment of goodwill and long-lived assets, restructuring, acquisition and integration-related costs, and loss from discontinued operations, net of tax. "Unlevered Free Cash Flow" refers to Adjusted EBITDA less cash used for purchases of property and equipment. The Committee defines "free cash flow" as Adjusted EBITDA less cash used for purchases of property and equipment and less restructuring, acquisition and integration-related costs. See Annex A for a reconciliation of Adjusted EBITDA, Unlevered Free Cash Flow and "free cash flow" to the most comparable measures reported in accordance with U.S. generally accepted accounting principles.)

        We believe our compensation results are consistent with our 2014 performance and that incentive awards earned by our executives reflected our performance in 2014. The Committee determined to pay out the portion of the awards earned under the 2014 short-term incentive plan that were based on corporate performance objectives at 145% of target and the 2014 performance-based RSUs at the maximum of 100% of target.

  Compensation Practices and Policies

        The Committee engages in an ongoing review of our executive compensation programs to ensure they support our compensation philosophy and objectives. In connection with this ongoing review, the Committee continues to implement and maintain best practices for executive compensation. These best practices include the following, each of which reinforces our compensation philosophy:

  •
  Stock ownership guidelines—We have meaningful stock ownership guidelines for our executive officers, including our Named Executive Officers, and each of our executive officers complies with these guidelines.

  •
  Independent compensation consultation—The Committee retains an independent compensation consultant. In February 2015 the Committee determined that the work performed for the Committee by Frederic W. Cook & Co., Inc. did not raise any conflict of interest (as described on page 8 of this Proxy Statement).

  •
  Compensation recoupment policy—We may seek the reimbursement of improperly awarded incentive compensation in the event the Company restates its financial statements.

  •
  Prohibition on hedging and pledging transactions—We prohibit executive officers, directors and employees from engaging in transactions involving Company securities that hedge or offset any decreases in the market value of such securities, including put or call options, pledges, any other form of hedging transactions, margin purchases of Company stock or short sales. We also prohibit pledging of our Common Stock to secure loans.

  •
  No tax gross-ups—We do not pay tax gross-ups for payments relating to a change in control or with respect to perquisites.

  •
  Executive perquisites—We provide only limited executive perquisites.

  •
  Employment agreements—We have only one employment agreement which is with our Chief Executive Officer.

  •
  Benchmarking process—The Committee reviews the external marketplace in order to set market-based pay levels and consider best practices when making compensation decisions.

  Say-on-Pay Consideration

        We held our annual "say on pay" vote on our executive compensation policies at our 2014 Annual Meeting of Stockholders in April 2014. Over 87% of the shares present or represented and entitled to vote on the proposal at the 2014 Annual Meeting were voted for the non-binding advisory resolution approving the compensation of our Named Executive Officers. Stockholder input on executive compensation is important to the Committee and management and, accordingly, management seeks this input in meetings with investors. The Committee believes that the voting results and the investor feedback reflect our stockholders general support for our Named Executive Officer compensation objectives, program and rationale.

  Overview of 2014 Executive Compensation Program

        The Committee's objective for the 2014 executive compensation program was to incentivize the accomplishment of key company objectives as follows:

Key Corporate Objective	Incentive Used
Deliver target cash generation	• 25% 2014 STI and performance-based RSUs tied to Adjusted EBITDA and 25% to free cash flow
Deliver target revenue	• 50% 2014 STI and performance-based RSUs tied to revenue generation

        As detailed below, the Committee believes total direct compensation for our Named Executive Officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflected our good financial performance in 2014 and our continuing progress in transforming our company. The Committee also believes the 2014 compensation design was effective in providing for meaningful rewards for achieving business objectives that our Board of Directors believes should lead to future overall stockholder value creation.

  Compensation Review Process

        The table below outlines the roles and responsibilities related to executive compensation:

Leadership and Compensation Committee	• Designs, evaluates and approves our executive compensation plans, policies and programs
• Approves the total compensation for our executive officers
• Determines the compensation programs for the members of our Board of Directors and its committees
• Administers our equity-based compensation plans
• Reviews whether the work performed for the Committee by Frederic W. Cook & Co., Inc. and other Committee advisors raises any conflict of interest
• Conducts a review of our management personnel and conducts management succession planning at least annually
• Reviews and evaluates the goals and objectives relevant to the compensation of our Chief Executive Officer annually
• Evaluates the performance of our Chief Executive Officer in light of his goals and objectives annually
Independent Board Members	• Provides final review of our Chief Executive Officer's goals and objectives and compensation
Frederic W. Cook & Co., Inc. (Independent Consultant to the Committee)	• Participates in substantially all Committee meetings
• Reviews materials in advance, and provides to the Committee additional information on market trends

•

Provides advice, research and analytical services on a variety of subjects, including compensation of our Named Executive Officers, nonemployee director compensation, Chief Executive Officer employment agreement, change in control and severance plans and stock ownership guidelines as well as general executive compensation trends

Chief Executive Officer	• Proposes compensation for our other executive officers
• Works with the Committee to determine the business performance targets in our bonus plans
• Attends Committee meetings, except for executive sessions related to his compensation

•

Our Chief Executive Officer does not make recommendations to the Committee regarding his annual base salary, his equity compensation awards or other long-term incentives or his annual bonus plan target payment and does not participate in Committee meetings when his compensation is discussed

Other Members of Management

•

Our Senior Vice President, Human Resources together with the Committee's external consultant, prepares materials for the Committee using market data from both broad-based and targeted national compensation surveys

        In determining compensation, the Committee generally takes into account our business strategy, internal pay equity, external market competitiveness in light of general economic trends, and individual and business performance.

        Compensation Consultant.    The Committee uses Frederic W. Cook & Co., Inc. as its independent compensation consultant. The role of the consultant is to provide advice and counsel to the Committee. In 2014, the consultant performed work at the direction and under the supervision of the Committee, and the Committee does not delegate authority to consultants or to other parties. The Committee confers with its outside consultant without management present to discuss Chief Executive Officer compensation. The Committee's consultant at times works directly with management on behalf of the Committee, but under direction and approval of the Committee. The Committee's consultant provides no other services to the Company.

        Competitive Market Information.    To ensure that our compensation programs are competitive, the Committee compares our compensation practices to the competitive market using published proxy and survey data. For 2014, the Committee referred to the following comparison group:

AOL Inc.	Level 3 Communications, Inc.
Cbeyond, Inc.	Ntelos Holdings Corp.
Cincinnati Bell Inc.	Premiere Global Services, Inc
Cogent Communications Group, Inc.	Rackspace Hosting, Inc.
Equinix Inc.	TW Telecom Inc.
FairPoint Communications, Inc.	Vonage Holdings Corp.
Frontier Communications Corp.	Windstream Holdings, Inc.

        The Committee also continued to use established data bases as a "check and balance" for the comparison group. These databases were Equilar's Executive Insight Database of telecom companies with annual revenue of $1 billion to $3 billion, the Radford Global Technology Executive Survey of companies with annual revenue of $1 billion to $3 billion, and the Towers Watson 2013 CDB Executive Compensation Survey—U.S. of telecom companies with approximately $1 billion to $3 billion in annual revenues. The Committee was provided information relating to these databases because they contain a sufficient number of comparator companies to provide reliable benchmarks for each of our executive positions.

        The Committee used data from these sources to evaluate base salary, target annual incentive levels and total direct compensation for our Named Executive Officers. Management provided the Committee with comparisons for base salary, total annual cash compensation (base salary plus annual incentives at both target incentive levels and actual performance-based incentive levels) and total direct compensation (base salary, annual incentives and long-term incentives).

        Executive Individual Performance.    The Committee also takes into consideration individual performance so that executive compensation reflects past performance as well as future potential and adequately differentiates between executive officers, based on the scope and complexity of the executive officer's job position, market comparisons and individual performance. As a result the Committee does not establish executive compensation levels to achieve a mathematically precise market position.

        The Chief Executive Officer's performance is reviewed annually by the Committee and the Board of Directors prior to considering changes in base salary, short-term incentive payouts and total compensation. In February 2015, the members of the Committee and the other independent directors reviewed Mr. Eazor's annual performance in light of Company performance and leadership objectives that had been designated by the Board of Directors in March 2014 as essential to transforming our Company and determined that through his leadership the Company has made significant progress with respect to each of these objectives. These objectives were as follows:

  •
  Achieve the 2014 Operating Plan approved by the Board of Directors

  •
  Finalize a new product/market strategy

  •
  Establish a more effective organization and operating model

  •
  Re-engineer our customer order through activation process

  •
  Continue our sales/go-to-market transformation

  •
  Establish a strong product management and product marketing function

  •
  Accelerate our IT systems transformation

  •
  Increase employee engagement/motivation

  •
  Develop a longer-range corporate strategy to maximize stockholder value

        The compensation policies with respect to our Named Executive Officers in 2014 did not differ materially between these officers, other than that Mr. Eazor has an employment agreement. Other than with respect to the Named Executive Officers' individual performance objectives, our targets and compensation philosophy were consistent across all Named Executive Officers.

  Elements of Executive Compensation

        The elements of executive compensation in 2014 included base salary, short-term incentives, long-term incentives and health and welfare and other benefits. In 2014, the Committee did not allocate specific weight to each of the compensation components, but its intent was to:

  1)
  align total direct compensation (including base salary, annual cash incentives and long-term equity incentives) with our business goals; and

  2)
  design compensation that is competitive with other companies of similar size operating in our industry sectors.

        We evaluated each component of compensation in comparison to our past practice, competitive benchmarks and performance goals.

        Base Salaries.    In determining base salary levels for our Named Executive Officers, the Committee takes into consideration individual performance roles and responsibilities, internal equity, and the results of a competitive review of our executive officers' base salaries compared to the market median. Taking into account the competitive market review, in February 2014 the Committee determined that the 2014 base salaries for Bradley A. Ferguson, Brian P. Fink and Michael D. Toplisek would be increased by 2.5%. These increases were made for better positioning relative to the market and to reflect overall changes in their positions' scope and responsibility as a result of prior organizational changes. Taking into consideration the results of a competitive market review as well as his prior experience, the Committee determined the 2014 base salary for our new Chief Executive Officer Joseph F. Eazor when it approved his employment agreement in December 2013 prior to his joining the Company in January 2014. Our Executive Vice President, Network Operations John T. Dobbins joined the Company as a Senior Vice President in October 2013 and was named by the Board of Directors as an executive officer in May 2014. Since he was not an executive officer in February 2014 when the Committee approved 2014 executive compensation, the Committee was not responsible for reviewing his compensation arrangements.

        The following table summarizes the 2014 base salaries for our Named Executive Officers:

Name and Title	2014 Base Salaries
Joseph F. Eazor	$750,000
President and Chief Executive Officer
Bradley A. Ferguson	379,250
Executive Vice President, Chief Financial Officer
Michael D. Toplisek	358,750
Executive Vice President, Managed Services
John T. Dobbins	300,000
Executive Vice President, Network Operations
Brian P. Fink	348,500
Executive Vice President, Chief Technology Officer

        Short-Term Incentives.    In February 2014, the Committee approved our 2014 annual incentive plan for our executive officers. Our performance for the fiscal year on Adjusted EBITDA, free cash flow and revenue, as shown below, established (i) the maximum short-term incentive opportunity that each eligible participant might receive and (ii) the maximum aggregate bonus pool that can be paid to all eligible participants. The maximum aggregate bonus pool that can be paid to all eligible participants for the fiscal year is, by design, less than the sum of the maximum short-term incentive opportunities that all eligible participants might receive; therefore, the plan uses negative discretion to reduce the maximum short-term incentive opportunity that some or all eligible participants might receive, so that total aggregate bonuses do not exceed the maximum aggregate bonus pool that can be paid based upon our performance for the fiscal year. Accordingly, each executive officer's individual payout was determined as follows:

  •
  Corporate performance: 66 2/3% of the maximum short-term incentive opportunity that the executive officer might receive based on our Adjusted EBITDA, free cash flow and revenue, as shown below, for the year became payable based upon such corporate performance.

  •
  Individual performance: the remaining 33 1/3% of the maximum short-term incentive opportunity that the executive might receive based on our Adjusted EBITDA, free cash flow and revenue, as shown below, for the year or some lesser amount became payable based upon the executive officer's individual performance for the year.

        Summarized in the table below are the applicable corporate performance objectives, weights and the rationale for these objectives.

Performance Measure	Weight	Rationale for Inclusion
Revenue	50%	• Incentivizes growth of business segment
Adjusted EBITDA	25%	• Reflects profitability and cash generation to incentivize efficient operations in both consumer and business segments
Free Cash Flow	25%	• Reflects profitability, cash generation and efficient use of capital and management of restructuring, acquisition and integration-related costs in both consumer and business segments

        Our Named Executive Officers' target incentive opportunity as a percentage of eligible earnings is identified in the "2014 Incentive Payments" table below. The target incentive opportunities for Messrs. Ferguson, Fink and Toplisek were not increased in 2014. The Committee determined the target incentive opportunity for Mr. Eazor when he joined the Company.

Name and Title	2014 Target Incentive Opportunity
Joseph F. Eazor	100%
Bradley A. Ferguson	70%
Michael D. Toplisek	70%
John T. Dobbins	40%
Brian P. Fink	65%

        In February 2015, the Committee reviewed our actual operating performance for 2014 against the incentive plan goals. The incentive plan performance targets and achievement are summarized below:

2014 Incentive Plan Performance Targets and Achievement
(dollars in millions)

	50% Payout Threshold	100% Payout Target	150% Payout Target	200% Payout Maximum	Actual Performance	Achievement
Revenue (50%)	$1,133.2	$1,171.0	$1,198.0	$1,225.0	$1,176.9	111%
Adjusted EBITDA (25%)	168.0	192.0	202.9	213.8	213.0	196%
Free Cash Flow (25%)	28.9	44.8	62.7	80.6	90.1	200%
Total Blended Achievement						154.5%

        The Committee exercised its discretion under the 2014 incentive plan to reallocate a portion of the achievement under the plan to the Company's non-exempt employees who did not participate in the plan, with the result that there was a 145% payout under the plan compared to the 154.5% blended achievement level. The Committee took this action in recognition of the non-exempt employees' contribution to the Company's success in 2014.

        In February 2015, the Committee also evaluated the 2014 individual performance of the Named Executive Officers in connection with determining their incentive payments for 2014. In making this evaluation the Committee took into account the recommendation of our Chief Executive Officer as to the performance of our other Named Executive Officers in relation to their contribution to the Company's achievement of the 2015 objectives described above in "Executive Individual Performance".

        In light of our corporate performance under our 2014 incentive plan, and taking into account the individual performance of each executive, the Committee approved the incentive payments earned under the 2014 incentive plan for the following Named Executive Officers with incentive payments being paid in cash in February 2015.

Name	Corporate Incentive Payment	Corporate Incentive Payment as % of Total	Individual Incentive Payment	Individual Incentive Payment as % of Total	2014 Total Annual Incentive Plan Payment
Joseph F. Eazor	$819,807	80%	$204,952	20%	$1,024,759
Bradley A. Ferguson	305,929	80%	76,482	20%	382,411
Michael D. Toplisek	289,393	91%	28,938	9%	318,331
John T. Dobbins	127,914	80%	31,979	20%	159,893
Brian P. Fink	261,043	80%	65,261	20%	326,305

        2014 Special Performance and Retention Arrangements.    In March 2014, the Committee approved an Executive Incentive Award Agreement with Mr. Toplisek in recognition of his importance to our sales and marketing efforts. The incentive agreement provided for cash retention payments of $250,000 on each of June 1, 2014, November 1, 2014 and March 1, 2015. This incentive award agreement also provided for a performance-based cash payment on March 15, 2015 of up to $500,000 based on our generating 2014 revenue and Adjusted EBITDA in excess of the 100% payout targets under our 2014 incentive plan. In light of our performance against these targets, in February 2015 the Committee approved a performance-based cash payment to Mr. Toplisek of $384,142.

        In recognition of (i) his expertise in achieving network cost savings and (ii) compensation from his former employer he was foregoing by joining us, Mr. Dobbins received a compensation arrangement when he was hired in September 2013 containing two additional 2014 compensation items. One was eligibility for a continued employment bonus of $125,000 to be paid after 12 months of continuous employment. (He also will be eligible in 2015 for an additional continued employment bonus of $125,000 to be paid after 24 months of continuous employment.) The other additional 2014 compensation item is participation in the 2014 EarthLink Access Management Save-Sharing Executive Bonus Plan, or Plan, which was established for members of the our access management department. This Plan provides that for each $1.00 achieved between $25,000,000 and $35,000,000 of network cost savings, Mr. Dobbins would be paid $0.05, with a maximum payout of $500,000. In light of our performance against these network cost savings targets, the Committee approved a cash payment to Mr. Dobbins of $500,000 in February 2015.

        Long-Term Incentive Compensation.    The Committee's objectives for the 2014 long-term incentive compensation program were to align the interests of our executives and stockholders and to drive cash generation and operating efficiency while continuing to incentivize new revenue generation and customer churn management. To accomplish these objectives, the Committee granted RSUs of which 50% were performance-based and 50% were service-based. The performance-based RSUs could be earned based on the level of achievement of the revenue, Adjusted EBITDA and free cash flow objectives set forth in the 2014 short-term incentive plan, with 100% being the maximum percentage of RSUs that could be earned. Performance-based RSUs that were earned would vest on the third anniversary of the grant date (assuming continued employment). The service-based RSUs vest on the third anniversary of the grant date (assuming continued employment).

        After considering the factors above and a competitive market review of total compensation, in February 2014 the Committee granted 2014 long-term incentive compensation equity awards to the Named Executive Officers as set forth in the table below. The Committee determined the value of the 2014 RSUs that would be granted to Mr. Eazor as part of his December 2013 employment agreement but also provided that these RSUs would have the same terms as the RSUs granted to other executive officers in February 2014. The equity awards to the Named Executive Officers were generally in line with the market median.

Name	Number of Performance-Based RSUs Granted	Number of Service-Based RSUs Granted
Joseph F. Eazor	265,007	265,007
Bradley A. Ferguson	57,610	57,610
Michael D. Toplisek	80,654	80,654
John T. Dobbins	21,661	21,661
Brian P. Fink	54,730	54,730

        In connection with his being named an executive officer, Mr. Dobbins was also granted 59,524 RSUs in April 2014, of which 50% were performance-based and 50% were service-based.

        Based on our achievement of the revenue, Adjusted EBITDA and free cash flow targets, 100% of the performance-based RSUs that were granted to the Named Executive Officers were earned, with full vesting on the third anniversary of the grant date (assuming continued employment).

        Additionally in February 2015 the Committee determined that the portion of the performance-based RSUs granted in 2012 that were tied to the Company's achieving full year business segment organic growth in 2014 compared to 2013 was not earned and would be forfeited.

        As an inducement to his becoming our chief executive officer, Mr. Eazor also was granted on his employment date (i) 300,000 stock options which vest 25% a year commencing on the first anniversary of the grant date, assuming his continued employment and (ii) 125,000 restricted stock units, 62,500 of which would vest upon the third anniversary of the grant date and 62,500 of which would vest if the average closing price of the Company's Common Stock for 20 consecutive trading days is at least 125% of the closing price on the last trading day prior to the employment date. If the performance condition is not met in three years, the shares are forfeited.

  Benefits and Other Compensation

        We provide the Chief Executive Officer and our executive vice presidents the opportunity for financial and tax planning services of up to an aggregate of $10,000 per year per person and annual executive physicals up to $2,000 per year per person. In addition, in 2014 we provided our executive officers with the same benefit package available to all of our employees. This package includes:

  •
  Health and dental insurance (portion of costs);

  •
  Basic life insurance;

  •
  Long-term disability insurance; and

  •
  Participation in our 401(k) plan, including Company matching.

        Relocation benefits are also reimbursed under a corporate policy when they occur.

        We compensated Mr. Eazor for temporary living expenses when traveling to Atlanta in 2014.

  Employment Agreements

        In December 2013, we entered into an employment agreement with Mr. Eazor in connection with his employment as our Chief Executive Officer and President beginning on January 13, 2014.

        See "Agreement with our Chief Executive Officer" on page 39 of this Proxy Statement for a description of the agreement with Mr. Eazor.

  Change in Control and Severance Payments

        Our executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination. We believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our Named Executive Officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers, other than Mr. Eazor, with change in control protection as described below. We provide Mr. Eazor with change-in-control protection under his employment agreement. We believe that by providing our Named Executive Officers with this change in control protection, we allow our senior management to focus on running our company to maximize long-term stockholder value and mitigate the necessity for management's attention to be diverted toward finding new employment in the event a change in control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired after accepting an employment offer.

  Compensation Recoupment Policy

        The Committee has adopted a Compensation Recoupment Policy as an additional means for the Committee to manage our risk profile. The policy provides that in the event the Board of Directors determines that a significant restatement of our financial results or other Company metrics for any of the three prior fiscal years is required and such restatement is the result of fraud or willful misconduct, the Board has the authority to obtain reimbursement from our executive officers and any employees responsible for the fraud or willful misconduct resulting in the restatement if such individuals would have received less compensation had the results or metrics been properly calculated. In connection with the adoption of this policy, the Committee included in the 2014 annual incentive plan a "clawback" provision that would require a participant to reimburse incentive compensation to us to the extent required by the Compensation Recoupment Policy.

  Stock Ownership Guidelines; Prohibition of Hedging and Pledging

        The Committee has adopted Common Stock Ownership and Retention Guidelines for our directors and executive officers. Our Board of Directors believes that these individuals should own and hold Common Stock to emphasize the link between the directors and the executive officers and the long-term interests of stockholders and to communicate to investors, market analysts and the public that these individuals are tied directly to our long-term success through personal capital investment in our Common Stock. The guidelines require that each director own a minimum number of shares of our Common Stock having a fair market value equal to or exceeding five times the annual cash retainer for directors. The guidelines require that the Chief Executive Officer own a minimum number of shares of our Common Stock having a fair market value equal to or exceeding five times the Chief Executive Officer's base salary and our other executive officers two times their base salaries. "Fair market value" as of any measurement date is calculated as the average of the closing Common Stock price on Nasdaq for the trading days in the 30-calendar-day period immediately prior to such date. Until such time as the director or executive officer reaches his or her stock ownership guideline, such individual will be required to hold 50% of the net shares of Common Stock received upon lapse of the restrictions on restricted stock units and upon exercise of stock options. The Committee will review these stock ownership guidelines periodically and, if changes are deemed appropriate, submit such recommended changes to the Board of Directors for consideration and approval.

        Our Insider Trading Policy prohibits our officers from engaging in hedging transactions. Additionally, our Insider Trading Policy prohibits our officers from pledging shares of our common stock to secure a loan.

  Limitations on Deductibility of Compensation

        Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of our Chief Executive Officer and three other highest paid executive officers (other than our Chief Financial Officer) generally would not be deductible by us for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our 2006 and 2011 Equity and Cash Incentive Plans), however, would be excluded for purposes of determining if the executive's compensation exceeded the $1,000,000 cap. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) and deductible by us. A number of requirements must be met under Section 162(m) in order for particular compensation to so qualify such that there can be no assurance that qualified performance-based compensation under our 2011 Equity and Cash Incentive Plan will be fully deductible under all circumstances. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed appropriate in attracting and retaining qualified executive officers. The Committee also is aware that the Company has accumulated large net operating loss carry forwards to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not significantly impact our financial results at this time.

Leadership and Compensation Committee Report

        The Leadership and Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management and, based on such review and discussion, the Leadership and Compensation Committee recommends that it be included in this Proxy Statement.

                  Submitted by: Leadership and Compensation Committee
                  Susan D. Bowick (Chairperson)
                  Kathy S. Lane
                  Garry K. McGuire
                  Julie A. Shimer Ph.D

        The Leadership and Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Leadership and Compensation Committee Interlocks and Insider Participation

        The Leadership and Compensation Committee currently consists of Ms. Bowick (Chairperson), Ms. Lane, Mr. McGuire and Dr. Shimer. No member of the Leadership and Compensation Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Leadership and Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

        Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Leadership and Compensation Committee.

        Our Audit Committee Charter provides that the Audit Committee shall approve in advance all transactions between us and any of our affiliates as well as all "related party" transactions required to be disclosed by applicable SEC disclosure rules. For 2014, there were no transactions that were required to be approved by the Audit Committee. In addition, management will routinely notify the Audit Committee of any proposed transaction between us and a company where a member of our Board of Directors serves as an outside director of that company even if this notification is not required by the Audit Committee Charter.

Executive Officer Compensation

Summary Compensation Table

        The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2014 and the three other most highly compensated executive officers, other than the persons who served as our Chief Executive Officer and Chief Financial Officer, serving at December 31, 2014. Such executive officers collectively are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Joseph F. Eazor(4)	2014	$706,731	$250,000	(5)	$2,884,410	$442,530	$1,024,759	$—	$91,136	(6)	$5,399,565
President and Chief
Executive Officer
Bradley A. Ferguson	2014	376,760	—		491,989	—	382,411	—	36,025	(7)	1,287,185
Executive Vice President,	2013	355,461	—		299,999	199,680	191,469	—	20,750	(7)	1,067,359
Chief Financial Officer	2012	328,000	—		205,000	205,513	170,232	—	34,725	(7)	943,470
Michael D. Toplisek(8)	2014	356,594	500,000	(9)	688,785	—	702,473	—	13,500	(10)	2,261,352
Executive Vice President,	2013	332,692	—		360,003	239,617	188,637	—	7,500	(10)	1,128,449
Managed Services
John T. Dobbins(11)	2014	277,952	125,000	(12)	383,200	—	659,893	—	7,500	(13)	1,453,545
Executive Vice President,
Network Operations
Brian P. Fink	2014	346,212	—		467,394	—	326,305	—	28,222	(14)	1,168,133
Executive Vice President,	2013	340,000	—		270,001	179,713	179,010	—	18,199	(14)	986,923
Technology and Chief	2012	340,000	—		399,998	150,374	176,460	—	10,014	(14)	1,076,846
Information Officer
Rolla P. Huff(15)	2014	19,038	—		—	—	—	—	3,526,009	(16)	3,545,047
Former President and	2013	825,001	—		$1,680,001	1,118,211	668,251	—	34,643	(16)	4,326,107
Chief Executive Officer	2012	825,000	—		1,250,002	1,253,125	669,900	—	26,072	(16)	4,024,099

(1)
Compensation for stock awards and option awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this Proxy Statement.

(2)
Non-equity incentive plan compensation for 2014 represents cash incentive awards earned in 2014 under our 2014 annual incentive award plan. For 2014, our cash incentive awards under those plans for the Named Executive Officers were 145% of our corporate performance target for the Named Executive Officers. The non-equity incentive plan also included an individual performance component. Non-equity incentive plan compensation for Mr. Toplisek also includes a $384,142 cash incentive award earned under an Incentive Award Agreement, which award was earned at 77% of the eligible award. Non-equity incentive plan compensation for Mr. Dobbins also includes a $500,000 cash incentive award earned under the 2014 EarthLink Access Management Save-Sharing Executive Bonus Plan, which award was earned at 100% of the eligible award. The 2014 cash incentive awards payments were made in cash in February 2015.

Non-equity incentive plan compensation for 2013 represents cash incentive awards earned in 2013 under our 2013 annual incentive award plan. For 2013, our cash incentive awards under those plans for the Named Executive Officers were 81% of target for the Named Executive Officers. The non-equity incentive plan also included an individual performance component. The 2013 cash incentive awards payments were made in cash in February 2014.

Non-equity incentive plan compensation for 2012 represents cash incentive awards earned in 2012 under our 2012 annual incentive award plan. For 2012, our cash incentive awards under those plans for the Named Executive Officers were 86.52% of target for the Named Executive Officers. The 2012 cash incentive awards payments were made in cash in February 2013.

(3)
Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers who is currently employed by us for 2014 is as follows: Mr. Eazor 37%; Mr. Ferguson 59%; Mr. Toplisek, 69%; Mr. Dobbins, 73%; Mr. Fink, 58%; and Mr. Huff, 1%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2013 is as follows: Mr. Huff, 35%; Mr. Ferguson 51%; Mr. Fink, 53%; and Mr. Toplisek, 46%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2012 is as follows: Mr. Huff, 37%; Mr. Ferguson, 53%; and Mr. Fink, 48%.

(4)
Mr. Eazor was not a named Executive Officer in 2013 or 2012. Summary compensation information for Mr. Eazor is only required for 2014.

(5)
Represents a sign-on payment to Mr. Eazor in connection with his employment with our Company.

(6)
For 2014, other compensation consists of $8,290 of financial planning services, $7,500 in matching contributions made to Mr. Eazor's account under our 401(k) Plan and $75,346 million for temporary living expenses.

(7)
For 2014, other compensation consists of $9,025 of financial planning services, $7,500 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan and $19,500 in deferred dividend payments upon vesting of RSUs. For 2013, other compensation consists of $10,000 of financial planning services, $7,500 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan and $3,250 in deferred dividend payments upon vesting of RSUs. For 2012, other compensation consists of $10,000 of financial planning services, $7,500 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan and $17,225 in deferred dividend payments upon vesting of RSUs.

(8)
Mr. Toplisek was not a named Executive Officer in 2012. Summary compensation information for Mr. Toplisek is only required for 2013 and 2014.

(9)
Represents payments to Mr. Toplisek under his Incentive Award Agreement.

(10)
For 2014, other compensation consists of $6,000 of financial planning services and $7,500 in matching contributions made to Mr. Toplisek's account under our 401(k) Plan. For 2013, other compensation consists of $7,500 in matching contributions made to Mr. Toplisek's account under our 401(k) Plan.

(11)
Mr. Dobbins was not a named Executive Officer in 2012 or 2013. Summary compensation information for Mr. Dobbins is only required for 2014.

(12)
Represents a 2014 retention payment to Mr. Dobbins.

(13)
For 2014, other compensation consists of $7,500 in matching contributions made to Mr. Dobbins' account under our 401(k) Plan.

(14)
For 2014, other compensation consists of $8,550 of financial planning services, $7,500 in matching contributions made to Mr. Fink's account under our 401(k) Plan and $12,172 in deferred dividend payments upon vesting of RSUs. For 2013, other compensation consists of $5,671 of financial planning services, $7,500 in matching contributions made to Mr. Fink's account under our 401(k) Plan and $5,028 in deferred dividend payments upon vesting of RSUs. For 2012, other compensation consists of $7,500 in matching contributions made to Mr. Fink's account under our 401(k) Plan and $2,514 in deferred dividend payments upon vesting of RSUs.

(15)
Mr. Huff's last day of employment was January 13, 2014.

(16)
For 2014, other compensation consists of a severance payment equal to $1,650,000, a non-compete payment equal to $1,650,000, COBRA benefits of $25,812 and $200,197 in deferred dividend payments upon vesting of RSUs. For 2013, other compensation consists of $10,000 of financial planning services, $7,500 in matching contributions made to Mr. Huff's account under our 401(k) Plan and $17,143 in deferred dividend payments upon vesting of RSUs. For 2012, other compensation consists of $10,000 of financial planning services, $7,500 in matching contributions made to Mr. Huff's account under our 401(k) Plan and $8,572 in deferred dividend payments upon vesting of RSUs.

Grants of Plan-Based Awards

        The following table presents information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2014.

										All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock of Units (#)			Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph F. Eazor	N/A		$353,365	$706,731	$1,413,461	—	—	—	—	—	$—	$—
	1/13/2014	(3)	—	—	—	—	—	—	125,000	300,000	4.97	1,063,780
	2/20/2014	(4)	—	—	—	—	—	—	530,014	—	—	2,263,160
Bradley A. Ferguson	N/A		131,866	263,732	527,464	—	—	—	—	—	—	—
	2/20/2014	(4)	—	—	—	—	—	—	115,220	—	—	491,989
Michael D. Toplisek	N/A		124,808	249,616	499,232				—			—
	2/20/2014	(4)	—	—	—	—	—	—	161,308	—	—	688,785
John T. Dobbins	N/A		55,590	111,181	222,362	—	—	—	—	—	—	—
	2/20/2014	(4)	—	—	—	—	—	—	43,322	—	—	184,985
	4/29/2014	(4)	—	—	—	—	—	—	59,524			198,215
Brian P. Fink	N/A		112,519	225,038	450,076	—	—	—	—	—	—	—
	2/20/2014	(4)	—	—	—	—	—	—	109,460	—	—	467,394
Rolla P. Huff	N/A		—	—	—	—	—	—	—	—	—	—

(1)
Estimated future payouts under non-equity incentive plan awards represents incentive awards earned under our 2014 annual incentive award plans. For 2014, our incentive awards payouts for our Named Executive Officers under those plans were 145% of our corporate performance target for the Named Executive Officers. The plan also included an individual performance component. The following amounts were earned in 2014 under the 2014 annual incentive award plans: Mr. Eazor, $1,024,759; Mr. Ferguson, $382,411; Mr. Toplisek, $318,331; Mr. Dobbins $159,893; Mr. Fink, $326,305; and Mr. Huff, $0.

(2)
The grant date fair value for stock awards was based on the closing price of the underlying shares on the date of grant.

(3)
In January 2014, we granted RSUs and stock options to Mr. Eazor pursuant to his employment agreement.

(4)
In February 2014, we granted RSUs to Mr. Eazor, Mr. Toplisek, Mr. Ferguson, Mr. Fink and Mr. Dobbins. In April 2014, we granted RSUs to Mr. Dobbins. Fifty percent of the RSUs granted to the Named Executive Officers could be earned based on the level of achievement during 2014 of certain company performance objectives with full vesting on the third anniversary of the grant date (assuming continued employment) of any RSUs that are earned. The remaining RSUs vest on the third anniversary of the grant date (assuming continued employment).

Outstanding Equity Awards at Fiscal Year-End

        The following table presents information concerning the number and value of unexercised options, restricted stock units and incentive plan awards for the Named Executive Officers outstanding as of the end of the year ended December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested		Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Joseph F. Eazor	—	300,000	(1)	—	$4.97	1/13/2024	327,507	(2)	$1,437,756	327,507	(3)	$1,437,756
Bradley A. Ferguson	10,000	—		—	9.51	5/4/2015	57,610	(4)	252,908	121,536	(5)	533,543
	10,000	—		—	10.36	9/12/2015
	3,281	—		—	6.90	10/24/2016
	62,500	62,500		—	7.51	2/16/2022
	42,016	126,051		—	6.08	2/20/2023
				—
Michael D. Toplisek	50,951	50,951		—	8.45	5/15/2022	80,654	(6)	354,071	156,133	(7)	685,424
	50,420	151,261		—	6.08	2/20/2023
John T. Dobbins	—	—		—	—	—	54,423	(8)	238,917	55,473	(9)	243.526
Brian P. Fink	45,731	45,732		—	7.51	2/16/2022	54,730	(10)	240,265	147,959	(11)	649,540
	37,815	113,446		—	6.08	2/20/2023
Rolla P. Huff	—	—		—	—	—	—		—	—		—

(1)
Mr. Eazor's stock options vest as follows: 75,000 vested on January 13, 2015; 75,000 will vest on January 13, 2016; 75,000 will vest on January 13, 2017 and 75,000 will vest on January 13, 2018.

(2)
Mr. Eazor's restricted stock units vest as follows: 88,336 vested on February 20, 2015; 88,336 will vest on February 20, 2016; 62,500 will vest on January 13, 2017; and 88,335 will vest on February 20, 2017.

(3)
Mr. Eazor's restricted equity incentive plan awards vest as follows: 62,500 will vest based on satisfaction of certain performance objectives, which must be satisfied prior to January 13, 2017 or the awards are forfeited; and 265,007 will vest on February 20, 2017 due to satisfaction of performance objectives.

(4)
Mr. Ferguson's restricted stock units vest as follows: 19,204 vested on February 20, 2015, 19,203 will vest on February 20, 2016 and 19,203 will vest on February 20, 2017.

(5)
Mr. Ferguson's restricted equity incentive plan awards vest as follows: (a) 12,694 vested on February 16, 2015 due to satisfaction of performance objectives; (b) 6,824 were forfeited in February 2015 due to performance objectives not being met; (c) 44,408 will vest on February 20, 2016 due to satisfaction of performance objectives; and (d) 57,610 will vest on February 20, 2017 due to satisfaction of performance objectives.

(6)
Mr. Toplisek's restricted stock units vest as follows: 26,885 vested on February 20, 2015; 26,885 will vest on February 20, 2016; and 26,884 will vest on February 20, 2017.

(7)
Mr. Toplisek's restricted equity incentive plan awards vest as follows: (a) 11,871 were forfeited in February 2015 due to performance objectives not being met; (b) 10,318 will vest on May 15, 2015 due to satisfaction of performance objectives; (c) 53,290 will vest on February 20, 2016 due to satisfaction of performance objectives; and (d) 80,654 will vest on February 20, 2017 due to satisfaction of performance objectives.

(8)
Mr. Dobbins' restricted stock units vest as follows: (a) 1,500 will vest on each of October 22, 2015 and October 2016; (b) 7,221 vested on February 20, 2015, 7,220 will vest on February 20, 2016 and 7,220 will vest on February 20, 2017; and (c) 9,921 will vest on April 29, 2015, 9,921 will vest on April 29, 2016 and 9,920 will vest on April 29, 2017.

(9)
Mr. Dobbins' restricted equity incentive plan awards vest as follows: (a) 4,050 will vest on October 22, 2016 due to satisfaction of performance objectives; (b) 21,661 will vest on February 20, 2017 due to satisfaction of performance objectives; and (c) 29,762 will vest on April 29, 2017 due to satisfaction of performance objectives.

(10)
Mr. Fink's restricted stock units vest as follows: vest as follows: 18,244 vested on February 20, 2015; 18,243 will vest on February 20, 2016; and 18,243 will vest on February 20, 2017.

(11)
Mr. Fink's restricted equity incentive plan awards vest as follows: (a) 33,289 vested on February 16, 2015 due to satisfaction of performance objectives; (b) 19,973 were forfeited in February 2015 due to performance objectives not being met; (c) 39,967 will vest on February 20, 2016 due to satisfaction of performance objectives; and (d) 54,730 will vest on February 20, 2017 due to satisfaction of performance objectives.

Option Exercises and Stock Vested

        The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for the Named Executive Officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Joseph F. Eazor	—	$—	—	$—
Bradley A. Ferguson	—	—	32,500	135,200
Michael D. Toplisek	—	—	—	—
John T. Dobbins	—	—	21,500	68,800
Brian P. Fink	—	—	20,287	84,394
Rolla P. Huff	—	—	539,120	2,447,909

(1)
The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our Common Stock on the vesting date.

Agreement with our Chief Executive Officer

        We entered into an employment agreement with Mr. Eazor in connection with his appointment as our Chief Executive Officer and President. Our employment agreement with Mr. Eazor has an initial term which expires on January 13, 2017 and may be terminated on 90 days notice prior to the end of a term. If not terminated prior to the end of a term, the employment agreement renews for an additional year. However, upon a "change in control," the term automatically extends until 24 months following the change in control. Our providing a notice of nonrenewal would permit Mr. Eazor to terminate the employment agreement for "good reason." The employment agreement also incorporates into one document all benefits that Mr. Eazor would receive upon termination of employment, including upon a change in control, and, as a result, Mr. Eazor does not participate in our CIC Plan or our Severance Plan. The employment agreement provides for a minimum annual base salary of $750,000 per year and a target bonus opportunity of 100% of his eligible earnings, which will be paid if the bonus criteria, as set by the Leadership and Compensation Committee, for the applicable annual period, are met.

        As provided in the employment agreement, Mr. Eazor was granted on his employment date (i) 300,000 stock options which will vest 25% a year commencing on the first anniversary of the grant date, assuming his continued employment and (ii) 125,000 restricted stock units, 62,500 of which would vest upon the third anniversary of the grant date and 62,500 of which would vest if the average closing price of our Common Stock for 20 consecutive trading days is at least 125% of the closing price on the last trading day prior to the employment date. If the performance condition is not met in three years, the shares are forfeited. He also received a $250,000 sign-on payment. He was granted $2.3 million in value of equity awards at the time of our annual 2014 equity award grant in February 2014, which equity awards will have terms consistent with the equity awards granted to other executive officers.

        In addition, if Mr. Eazor is terminated for any reason other than for "cause" (as defined in the employment agreement), or Mr. Eazor terminates his employment for "good reason" (as defined in the employment agreement), Mr. Eazor will receive an amount equal to (i) 200% of the sum of his base salary and his target bonus payment for the year in which the termination occurs less (ii) the amount of his non-compete payment (which is the sum of his base salary and annual target bonus for the year in which the termination of employment occurs). This amount would be payable in a lump sum. Mr. Eazor also would receive the non-compete payment. The employment agreement also contains provisions for the treatment of outstanding equity awards that are substantially similar to the provisions in the CIC Plan described below. If Mr. Eazor terminates employment on death or a total disability (as defined in the employment agreement), he will receive an amount equal to his base salary in a lump sum and his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.

        The employment agreement restricts Mr. Eazor from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 12 months following his termination of employment.

Potential Payments upon Change in Control or Severance

  Change-In-Control Payments

        Our CIC Plan provides change in control protection as described below.

        The CIC Plan contains two different benefit categories based on the employee's position with EarthLink, one for our executive officers and one for other plan participants. All of our executive officers participate in the CIC Plan other than Mr. Eazor who receives severance benefits under his employment agreement as described above in "Agreement with our Chief Executive Officer."

        If at any time within 24 months after a Change in Control occurs, (i) the employment of an executive officer is terminated by EarthLink for any reason other than Cause (as defined in the CIC Plan), disability or death or (ii) an executive officer voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), the executive officer is entitled to receive the following benefits: (a) a lump sum payment equal to 150% of the sum of the executive officer's salary plus bonus target less the amount of a non-compete payment (which is 66 2/3% of the sum of the executive officer's base salary and annual target bonus); (b) the non-compete payment and (c) payment of all amounts payable with respect to the executive officer's elected COBRA coverage (including for spouse and dependents) for 18 months from termination.

        The CIC Plan also provides for equity award accelerated vesting benefits. If an executive officer's stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. If an executive officer's restricted stock units are assumed or continued after a Change in Control, generally all outstanding restricted stock units granted on or before the Change in Control will vest and be earned and payable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her restricted stock units are not assumed or continued after the Change in Control, generally all outstanding restricted stock units will vest and be earned and payable in full contemporaneously with the Change in Control, if not already fully vested.

        We have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that for a certain period of time before a Change in Control (as described in the CIC Plan) or after a Change in Control in EarthLink occurs, (i) no amendment may be made that diminishes any employee's rights following such Change in Control and (ii) the CIC Plan may not be terminated.

        For purposes of the CIC Plan, "Change in Control" generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or our successor after the event. Accelerated vesting of RSUs and options also is provided for under the term of our equity award agreements.

        Based upon a hypothetical Change in Control and subsequent termination date of December 31, 2014, the benefits for our Named Executive Officers at such date and who are currently employed by us would be as follows:

Name	Severance	Non-Compete	Stock Options(1)	Restricted Stock Units(2)	COBRA Coverage	Pro-Rata Bonus(3)	Total
Joseph F. Eazor	$1,500,000	$1,500,000	$—	$2,875,511	$27,962	$750,000	$6,653,473
Bradley A. Ferguson	537,249	429,838	—	786,451	27,191	265,475	2,046,204
Michael D. Toplisek	508,209	406,604	—	1,039,495	24,821	251,125	2,230,253
John T. Dobbins	349,986	280,014	—	482,048	19,827	120,000	1,251,875
Brian P. Fink	479,168	383,369	—	889,805	20,121	226,525	1,998,988

(1)
The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of our Common Stock on December 31, 2014, or $4.39 per share. As of December 31, 2014, there were no such options outstanding for our Named Executive Officers.

(2)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2014, or $4.39 per share.

(3)
The cash incentive award amounts assume that the bonus under the 2014 annual incentive award plan is earned at the target level.

  Severance Payments

        We have a Severance Plan which provides for graduated levels of severance for our executive officers and other employee levels. All of our executive officers participate in our Severance Plan, other than Mr. Eazor who receives severance benefits under his employment agreement as described above in "Agreement with our Chief Executive Officer".

        In February 2015 the Committee approved an amendment to the severance plan to be effective April 1, 2015. This amendment increased the amounts of severance to be paid in order to be more consistent with competitive practices. Executive Vice Presidents and Senior Vice Presidents are now entitled to the following severance pay and benefits under our Severance Plan: (i) 78 weeks and 52 weeks, respectively, of base salary paid in lump sum, (ii) an amount equal to 78 weeks and 52 weeks, respectively, of the employer portion of any premium (and the COBRA administrative fee) for coverage of those employees participating in our medical, dental and vision plans, (iii) 78 weeks and 52 weeks, respectively, or up to $30,000 or $20,000, respectively, of executive-level outplacement services and (iv) for employees given notice that their positions are being eliminated after the first quarter of any calendar year, the pro-rata bonus, if any, otherwise payable under our executive bonus plans. Payments may be delayed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

        Based upon a hypothetical termination date of December 31, 2014, the benefits for our Named Executive Officers (other than Mr. Eazor) under the Severance Plan (as amended) and who are currently employed by us would be as follows:

Name	Severance	COBRA Coverage	Pro-Rata Bonus(1)	Outplacement Services	Total
Bradley A. Ferguson	$568,875	$18,479	$265,475	$30,000	$882,829
Michael P. Toplisek	538,125	16,433	251,125	30,000	835,683
John T. Dobbins	450,000	16,317	120,000	30,000	616,317
Brian P. Fink	522,750	16,395	226,525	30,000	795,670

(1)
The cash incentive award amounts assume that the bonus under the 2014 annual incentive award plan is earned at the target level.

        Based upon a hypothetical termination date of December 31, 2014, the benefits for Mr. Eazor under his employment agreement at such date would be as follows:

Name	Severance	Non-Compete	Stock Options(1)	Restricted Stock Units(2)	COBRA Coverage	Pro-Rata Bonus(3)	Total
Joseph F. Eazor	$1,500,000	$1,500,000	$—	$2,875,511	$27,962	$750,000	$6,653,473

(1)
The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of our Common Stock on December 31, 2014, or $4.39 per share. As of December 31, 2014, there were no such options outstanding for our Named Executive Officers.

(2)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2014, or $4.39 per share.

(3)
The cash incentive award amount assumes that the bonus under the 2014 annual incentive award plan is earned at the target level.

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 23 to 42 of this Proxy Statement.

        Our primary goals with respect to executive compensation have been to offer competitive compensation to attract and retain the most talented executives, to tie annual cash incentives to achievement of performance objectives that tie directly to our strategic and operational goals, and to align executives' interests with long-term stockholder value creation. To achieve these goals, we have used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash incentives, long-term incentive compensation, retention incentives and health and welfare benefits. The Leadership and Compensation Committee of the Board of Directors generally takes into account our business strategy, internal consistency, external market competitiveness in light of general economic trends and individual and business performance.

        While maintaining our guiding philosophy of competitive and affordable Total Rewards, our compensation decisions in 2014 aligned our compensation practices with our new focus on being a leading managed network, security and cloud services provider for multi-location retail and service businesses while increasing the efficiency of our operations, and capital investments and increasing our ability to generate cash. The Leadership and Compensation Committee of the Board of Directors, or the Committee, designed the compensation programs for 2014 both to retain the key talent necessary to drive our performance as well as to recruit new talent consistent with our business strategy. The Committee intends for the compensation programs to provide appropriate incentives while maintaining accountability to stockholders and not encouraging management to take unnecessary or excessive risks.

        As detailed in the Compensation Discussion and Analysis, based on its review of the total compensation of our named executive officers for fiscal year 2014, the Leadership and Compensation Committee believes total compensation for each of the Named Executive Officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflects our good financial performance in 2014 and our progress in transforming our Company and restructuring our operations. The Leadership and Compensation Committee also believes the 2014 compensation design was effective in driving performance by generating meaningful rewards for achieving business objectives that our Board of Directors believes will lead to future overall shareholder value creation.

        The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

        For the reasons stated above, we are requesting your non-binding approval of the following resolution:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and accompanying narrative set forth on pages 23 to 42 of the Proxy Statement."

        Your vote on this proposal will be non-binding on us and the Board, and it will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board and the

Leadership and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2015. We have engaged Ernst & Young LLP as our independent registered public accounting firm since July 2000. We expect that a representative of Ernst & Young LLP will be present at the 2015 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

        In connection with the audits of the 2013 and 2014 financial statements, we entered into engagement agreements with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us.

        For the years ended December 31, 2013 and 2014, Ernst & Young LLP billed us the fees set forth below, including expenses, in connection with services rendered by that firm to us.

	Year Ended December 31,
	2013	2014
Audit fees	$2,799,375	$2,089,425
Audit-related fees	—	—
Tax fees	—	—
All other fees	1,995	1,995

Total	$2,801,370	$2,091,420

        Audit fees include fees for services rendered for the audits of our annual financial statements and the reviews of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our management report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for review of documents filed with the SEC.

        All other fees included an on-line research tool subscription.

        The Audit Committee of the Board of Directors has considered whether the provision of services described above under "Audit-related fees" and "Other fees" is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is compatible.

Audit Committee Pre-Approval Policy

        The Audit Committee's policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Any audit or non-audit service fees that may be incurred by us during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by our financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the "de minimis" exception established by the SEC for the provision of non-audit services.

Ratification of Selection of Independent Auditors

        Under the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, the Audit Committee is solely responsible for the appointment, compensation, and oversight of the independent registered accounting firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent registered accounting firm for the year ending December 31, 2015. Ernst & Young LLP has served as our independent registered accounting firm continuously since 2000. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm's lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of Ernst & Young LLP's new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent external auditor is in the best interests of us and our stockholders.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by law but is being presented in the discretion of the Board of Directors. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. The Audit Committee has not determined what action it would take if the stockholders do not ratify the appointment, but may reconsider the appointment.

        THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the 2015 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2015 Annual Meeting of Stockholders, including consideration of a motion to adjourn the 2015 Annual Meeting of Stockholders to another time or place (including for the purpose of soliciting additional proxies) the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

 SOLICITATION OF PROXIES

        The cost of the solicitation of proxies on behalf of EarthLink will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

        In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1170 Peachtree Street, Suite 900, Atlanta, GA 30309, Attention: Corporate Secretary, on or prior to November 23, 2015.

        Stockholders may bring director nominations or other business before the annual meeting only in accordance with the provisions of our certificate of incorporation and bylaws. Our bylaws require, among other things, that written notice of a stockholder's intent to bring business before the annual meeting be given not earlier than the close of business on the 90th and not later than the close of business on the 60th day prior to the first anniversary of the preceding year's annual meeting. Management may use its discretionary authority to vote against any such proposals. For information regarding the requirement for submitting recommendations for director nominees, see "Corporate Governance Matters—Identifying and Evaluating Nominees" on pages 9 to 10 of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

        We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. Requests should be directed to EarthLink Holdings Corp., 1170 Peachtree Street, Suite 900, Atlanta, Georgia 30309, Attention: Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.earthlink.net. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained at the SEC's website, www.sec.gov, or by written request to the above address.

BENEFICIAL OWNERS

        Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact us at our executive offices at 1170 Peachtree Street, Suite 900, Atlanta, Georgia 30309, Attention: Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors
Samuel R. DeSimone, Jr. Corporate Secretary

Atlanta, Georgia
March 19, 2015

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

        In addition to our financial information presented in accordance with U.S. generally accepted accounting principles ("GAAP"), management uses certain "non-GAAP financial measures" within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company's operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. Set forth below is a discussion of the presentation and use of Adjusted EBITDA and Unlevered Free Cash Flow, the non-GAAP financial measures used by management.

        Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income tax provision (benefit), depreciation and amortization, stock-based compensation, impairment of goodwill and intangible assets, and restructuring, acquisition and integration-related costs, and loss from discontinued operations, net of tax. Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income tax provision (benefit), depreciation and amortization, stock-based compensation, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, and loss from discontinued operations, net of tax, less cash used for purchases of property and equipment.

        These non-GAAP financial measures are commonly used in the industry and are presented because management believes they provide relevant and useful information to investors. Management uses these non-GAAP financial measures to evaluate the performance of its business. Management also uses Unlevered Free Cash Flow to assess its ability to fund capital expenditures, fund growth and service debt. Management believes that excluding the effects of certain non- cash and non-operating items enables investors to better understand and analyze the current period's results and provides a better measure of comparability.

        Our Leadership and Compensation Committee also used a "Free Cash Flow" measure in measuring performance under our 2014 incentive plans. Note that this "Free Cash Flow" measure differs from the Unlevered Free Cash Flow financial measure we regularly present to the investment community and in our periodic reports filed with the SEC. Our Leadership and Compensation Committee defines Free Cash Flow as Adjusted EBITDA less cash used for purchases of property and equipment and less restructuring, acquisition and integration-related costs.

        There are limitations to using these non-GAAP financial measures. Adjusted EBITDA, Unlevered Free Cash Flow and Free Cash Flow are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies. Adjusted EBITDA, Unlevered Free Cash Flow and Free Cash Flow should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. GAAP.

        The following table presents a reconciliation of Adjusted EBITDA to the most closely related financial measure reported under GAAP for the year ended December 31, 2014:

Year Ended December 31, 2014 (in thousands)
Net loss	$(72,752)
Interest expense and other, net	56,261
Income tax benefit	(4,744)
Depreciation and amortization	186,872
Stock-based compensation expense	12,600
Impairment of goodwill and long-lived assets	14,334
Restructuring, acquisition and integration-related costs	20,088
Loss from discontinued operations, net of tax	381

Adjusted EBITDA	$213,040

        The following table presents a reconciliation of Unlevered Free Cash Flow to the most closely related financial measure reported under GAAP for the year ended December 31, 2014:

Year Ended December 31, 2014 (in thousands)
Net loss	$(72,752)
Interest expense and other, net	56,261
Income tax benefit	(4,744)
Depreciation and amortization	186,872
Stock-based compensation expense	12,600
Impairment of goodwill and long-lived assets	14,334
Restructuring, acquisition and integration-related costs	20,088
Loss from discontinued operations, net of tax	381
Purchases of property and equipment	(102,863)

Unlevered Free Cash Flow	$110,177

        The following table presents a reconciliation of Unlevered Free Cash Flow, as a liquidity measure, to net cash provided by operating activities for the year ended December 31, 2014:

Year Ended December 31, 2014 (in thousands)
Net cash provided by operating activities	$139,995
Income tax benefit	(4,744)
Non-cash income taxes	(591)
Interest expense and other, net	56,261
Amortization of debt discount, premium and issuance costs	(4,104)
Restructuring, acquisition and integration-related costs	20,088
Changes in operating assets and liabilities	5,673
Purchases of property and equipment	(102,863)
Other, net	462

Unlevered Free Cash Flow	$110,177

Net cash used in investing activities	$(102,777)

Net cash used in financing activities	$(19,721)

        The following table presents a reconciliation of free cash flow to the most closely related financial measure reported under GAAP for the year ended December 31, 2014:

Year Ended December 31, 2014 (in thousands)
Net loss	$(72,752)
Interest expense and other, net	56,261
Income tax benefit	(4,744)
Depreciation and amortization	186,872
Stock-based compensation expense	12,600
Impairment of goodwill and long-lived assets	14,334
Loss from discontinued operations, net of tax	381
Purchases of property and equipment	(102,863)

Free Cash Flow	$90,089

        The following table presents a reconciliation of free cash flow, as a liquidity measure, to net cash provided by operating activities for the year ended December 31, 2014:

Year Ended December 31, 2014 (in thousands)
Net cash provided by operating activities	$139,995
Income tax benefit	(4,744)
Non-cash income taxes	(591)
Interest expense and other, net	56,261
Amortization of debt discount, premium and issuance costs	(4,104)
Changes in operating assets and liabilities	5,673
Purchases of property and equipment	(102,863)
Other, net	462

Free Cash Flow	$90,089

Net cash used in investing activities	$(102,777)

Net cash used in financing activities	$(19,721)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M82069-P59578 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain EARTHLINK HOLDINGS CORP. 1170 PEACHTREE STREET, NE SUITE 900 ATLANTA, GA 30309 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by EarthLink Holdings Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EarthLink Holdings Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EARTHLINK HOLDINGS CORP. 1a. Susan D. Bowick 1b. Joseph F. Eazor 1c. David A. Koretz 1d. Kathy S. Lane 1e. Garry K. McGuire 1f. R. Gerard Salemme 1g. Julie A. Shimer, Ph.D 1. The election of the eight directors nominated by the Board of Directors. The Board of Directors recommends a vote FOR items 1, 2 and 3 below. 2. The approval of a non-binding advisory resolution approving the compensation of our named executive officers. 3. Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer signing for a corporation or other entity, please give full title under signature. 1h. M. Wayne Wisehart For Against Abstain For Against Abstain THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

M82070-P59578 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com. EARTHLINK HOLDINGS CORP. Annual Meeting of Stockholders April 28, 2015 4:00 PM This proxy is solicited on behalf of the Board of Directors The undersigned stockholder(s) of EarthLink Holdings Corp., a Delaware corporation ("EarthLink"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for EarthLink's 2015 Annual Meeting of Stockholders, and hereby appoint(s) Joseph F. Eazor, Bradley A. Ferguson and Samuel R. DeSimone, Jr., or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, April 28, 2015, at EarthLink's offices at 1170 Peachtree Street, NE, Suite 900, Atlanta, GA 30309, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATIONS ARE MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSALS 1, 2, AND 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. Please date, sign and mail your proxy card back as soon as possible! (Continued and to be signed on reverse side.)